As filed with the Securities and Exchange Commission on July 21, 2009	Registration No. 333-159858

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Amendment No. 1

Loto Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	27-0156048 (I.R.S. Employer Identification No.)

Suite 460, 20 Toronto Street
Toronto, Ontario, Canada M5C 2B8
416-500-7799
(Address and telephone number of principal executive offices and principal place of business)

United Corporate Services, Inc.
202 South Minnesota Street.
Carson City, NV
89703
 (Name, address and telephone number of agent for service)

Copies of all communications to:
Travis Gering, Esq.
Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
Phone: (212) 509-5050
Fax: (610) 819-9104

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)(2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock for sale by selling stockholders	11,000,000	$1.25	$13,750,000	$767.25

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2)
The selling stockholders will offer their shares at $1.25 per share. There is currently no established trading market in our common stock.  The price of $1.25 is a fixed price at which the selling stockholders may sell their shares until the Company’s common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.  We will not receive proceeds from the sale of shares from the selling stockholders.

(3)
The registration fee in respect of the securities registered herein was previously paid in the Registration Statement filed by the Registrant with the Securities and Exchange Commission on June 10, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Subject to completion, dated ___________, 2009

LOTO INC.

11,000,000 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 11,000,000 shares of common stock in connection with our June 9, 2009 Series A private placement of 15,000,000 shares of restricted common stock.  This is the initial registration of shares of our common stock.  The resale of these shares is not being underwritten.  We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders.  The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers.  The selling stockholders will offer their shares at $1.25 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  Pursuant to the registration rights granted by us to the selling stockholders, we are obligated to register the shares held by the selling stockholders. We are paying substantially all expenses incidental to registration of the shares.

At the present time, our common stock is not registered for trading or listed on any exchange or quotation system.

Our principal executive offices are located at Mobilotto Systems, Inc., Suite 460, 20 Toronto Street, Toronto, Ontario, Canada, and our telephone number is 416-500-7799.

Your investment involves a high degree of risk.  See “Risk Factors” starting on page 3 for certain information you should consider before you purchase the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2009.

TABLE OF CONTENTS

SUMMARY OF OUR OFFERING	1
RISK FACTORS	3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	17
DETERMINATION OF OFFERING PRICE	17
DILUTION	17
SELLING STOCKHOLDERS	18
PLAN OF DISTRIBUTION	19
DESCRIPTION OF SECURITIES TO BE REGISTERED	21
INTERESTS OF NAMED EXPERTS AND COUNSEL	22
BUSINESS	22
DESCRIPTION OF PROPERTY	29
LEGAL PROCEEDINGS	29
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	30
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	34
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	34
MANAGEMENT AND CERTAIN SECURITY HOLDERS	35
EXECUTIVE COMPENSATION	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	38
BOARD COMMITTEES; DIRECTOR INDEPENDENCE	39
LEGAL MATTERS	39
EXPERTS	39
WHERE YOU CAN FIND ADDITIONAL INFORMATION	40
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus.  We will not make an offer to sell these securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

ii

SUMMARY OF OUR OFFERING

Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

Our Business

Our company, Loto Inc. (“Loto”) operates through our wholly owned subsidiary Mobilotto Systems, Inc. (“Mobilotto”).  We are a development stage company.  We are developing a patent-pending software application that permits the secure purchase of lottery tickets on commercially available “smart” phones and similar mobile telecommunications devices.  A smart phone is a mobile phone offering advanced capabilities, often with personal computer-like functionality, such as e-mail, Internet access and other applications.    Our proprietary technology and designs for facilitating the purchase of lottery tickets through commercially available smart phones and other mobile devices address all elements of lottery play, including secure player registration and authorization, number selection, settlement, winning number notification and other direct-to-customer marketing opportunities.  We have developed a working demonstration model of our application which is operable on most Blackberry smart phones (including the Pearl, the Curve, the Bold, and 8800 series).  Our demonstration model of the application includes several of the components of mobile lottery functionality, including lottery game selection, lottery number picking and lottery number authorization.  We have already designed and we plan to include player registration, financial settlement and player messaging functions in the next version of our software.  Our software has not yet been employed on a commercial scale.  We believe the next version of our application will be commercially viable and will provide a complete, fully functional and flexible mobile lottery platform for lottery operators worldwide.

We intend to license our software application to governments and other lottery operators as our primary source of revenue.  We do not intend to become a lottery operator.  During the foreseeable future, we expect to pursue our business only outside of the United States since current laws in the United States prohibit the sale of lottery tickets utilizing mobile telecommunications devices.

Our proprietary technology for facilitating the purchase of lottery tickets through commercially available smart phones and other mobile devices addresses all elements of lottery play, including secure player registration and authorization, number selection, settlement, winning number notification and other direct-to-customer marketing opportunities.

Lottery operators have a pressing need to expand into new sales channels.  The significant industry challenges include cost, player convenience and enhanced marketing.  A cumbersome current requirement for lottery sales is the need to provide access to a lottery sales terminal.  Conventionally, lottery operators must place expensive traditional stand-alone terminals which are limited to high geographic density areas.  In addition, in many jurisdictions the public has become skeptical of the integrity of retail lottery ticket kiosks and their clerks.  Our high technology solutions address all of these issues by providing a secure lottery application for use on commercially available smart phones and other mobile communications devices.  Our application can be used conveniently, securely and privately at any time and in any location within an authorized jurisdiction.  Our software design also permits two-way personalized messaging capability for enhanced lottery operator promotional activities.

Loto was incorporated in the state of Nevada on April 22, 2009, and our subsidiary Mobilotto was incorporated in the province of Ontario in September 2008.  On May 13, 2009 we acquired all of the issued and outstanding shares of Mobilotto (including all of the intellectual property of the mobile lottery software application).  Our mobile lottery software application has not yet been tested on a commercial scale or utilized by any lottery operators and we have not yet derived any revenues from our technology.  There is uncertainty whether our software application will actually perform as anticipated in a commercial setting.  In order to commercially deploy our mobile lottery software application we must develop the player registration, player settlement and player messaging components of our system.  We are currently drafting an RFP (request for proposal) that we intend to solicit for bids to a number of recognized software development companies to develop the remaining components of our full feature system.  We expect the next version of our software to be ready for commercialization in approximately six months from the date of this prospectus.  The continuing development of our software application and the plans for commercial launch of our product are subject to many uncertainties that present material risks to investors.

As a development stage company, we have limited capital and limited operating resources.  As of July 15, 2009, we had working capital of approximately $67,000 (unaudited).  We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.  We do not expect to be able to meet our current needs for cash from revenues in the near future. We believe our current cash on hand will fund our initial expenditures only for a limited time.  Prior to the date of this prospectus, we raised $170,000.00 in initial funding and our Series A private placements of restricted common stock.  The money raised in the initial funding and our Series A private placements will not be sufficient to meet our projected cash flow deficits from operations or to fund the development of our technology and products.  The cash currently on hand in our bank accounts will be sufficient to maintain operations for only approximately two months from the date of this prospectus.  We estimate the total costs and expenses related to completion of a commercially deployable version of our mobile lottery application, obtaining certification of our system by the Gaming Standards Association (GSA) and initiating full rollout of our products to our target markets over the next twelve months will be approximately $1,5000,000.  Two of our current shareholders, Mhalka Capital Investments Ltd. and 1476448 Ontario Inc., have advised our Company that they will provide the necessary funding up to $1,500,000 if the Company is unable to obtain third-party financing.  We expect to need an additional $3,500,000 commencing 12 months from the date of this prospectus to expand our operations.  Any investment in our shares is subject to the significant risk that we will not be able to adequately capitalize our Company and continue to develop our technology and our business.

Our principal executive offices are located at Mobilotto Systems, Inc., Suite 460, 20 Toronto Street in Toronto, Ontario Canada, and our telephone number is 416-500-7799, and our website is www.mobilotto.com.  Information contained on our website or any other website does not constitute a part of this prospectus.

The Offering

Total shares of common stock outstanding	55,000,000 as of June 9, 2009 (of which 15,000,000 shares currently are held by non-affiliates).

Common stock being registered for sale by stockholders
11,000,000 shares which were issued to stockholders pursuant to our Series A private placement of restricted common stock. All of the shares offered by this prospectus are being sold by non-affiliate selling stockholders. The shares offered by the selling stockholders pursuant to this prospectus represent 20% of the total number of shares of common stock outstanding or 73.3% of the number of non-affiliated shares of common stock outstanding.   The selling stockholders will offer their shares at $1.25 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.

Risk factors	The shares involve a high degree of risk. Investors should carefully consider the information set forth under “RISK FACTORS” beginning on page 3.

Use of proceeds
We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.  All proceeds from the sale of our common stock sold under this Prospectus will go solely to the selling stockholders.

RISK FACTORS

Our business is subject to numerous risks. We caution you that the following important factors, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. Any or all of our forward-looking statements in this and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

Risks Related To Our Operations And Financial Condition

We are a development stage company and we may never generate revenues which could cause our business to fail.

We are a development stage company and we have not generated any revenues as of the date of this Prospectus.  We have incurred losses of $10,979 for the fiscal year ended May 31, 2009 since inception of our activities in Mobilotto on September 16, 2008.  We expect to operate with net losses within the current fiscal year-ending May 31, 2010 or longer.  We cannot predict the extent of these future net losses, or when we may attain profitability, if at all.  If we are unable to generate significant revenue or attain profitability, we will not be able to sustain operations and will have to curtail significantly or cease operations.

We are a development stage company with significant capital resources deficiencies and we may not be able to raise adequate capital which could materially and adversely affect our ability to conduct business.

As a development stage company, we have limited capital and limited operating resources.  As of July 15, 2009, we had working capital of approximately $67,000 (unaudited). We are not able to meet our current needs for cash from revenues. We believe our current cash on hand will fund our expenditures only for a very limited time.  Prior to the date of this prospectus, we raised $170,000.00 in initial funding and Series A private placements of restricted common stock.  The money raised in the initial funding and our Series A private placements will not be sufficient to meet our projected cash flow deficits from operations and will not be sufficient to fund the continuation of the development of our technology and products.  The cash on hand in our bank accounts will be sufficient to maintain our operations only for approximately two months from the date of this prospectus.  We estimate the total costs and expenses related to completion of a commercially deployable version of our mobile lottery application, obtaining certification of our system by the Gaming Standards Association (GSA) and initiating full rollout of our products to our target markets over the next twelve months will be approximately $1,5000,000.  We expect to need an additional $3,500,000 commencing 12 months from the date of this prospectus to expand our operations.  Two of our current shareholders, Mhalka Capital Investments Ltd. and 1476448 Ontario Inc., have advised our Company that they will provide the necessary funding up to $1,500,000 if the Company is unable to obtain third-party financing.  The terms and condition of financing could have a material adverse affect on our business, results of operations, liquidity and financial condition.  Any investment in our shares is subject to the significant risk that we will not be able to adequately capitalize our Company to enable us to continue to develop and implement our business model.  Even if we are able to raise adequate capital, the cost of such capital may be burdensome and may materially impair our ability to fully implement our business plan.

The administrative costs of public company regulatory compliance could become burdensome and consume a significant amount of our cash resources which could materially and adversely affect our business.

We will incur significant costs and expenses in connection with assuring compliance with all laws, rules and regulations applicable to us as a public company.  We anticipate that our initial costs and expenses of complying with our public reporting company obligations will be approximately $150,000 annually.  Our reporting and compliance costs and expenses may increase substantially if we are able to deploy our business model on an international basis, which will add significant cross-border jurisdictional complexity to our regulatory compliance and our accounting controls and procedures.  Our compliance costs and expenses could also increase substantially if we apply for trading of our securities on a national stock exchange which may have listing requirements that engender additional administration and compliance costs.  We have assigned a high priority to establishing and maintaining controls, procedures, corporate compliance and public company reporting, however, there can be no assurance that we will have sufficient cash resources available to satisfy our public company reporting and compliance obligations.  If we are unable to cover the cost of proper administration of our public company compliance and reporting obligations, we could become subject to sanctions, fines and penalties, our stock could be barred from trading in public capital markets and we may have to cease doing business.

Our Auditors have issued an opinion expressing uncertainty regarding our ability to continue as a going concern.  If we are not able to continue operations, investors could lose their entire investment in our company.

We have a history of operating losses, and may continue to incur operating losses for the foreseeable future. This raises substantial doubts about our ability to continue as a going concern.  Our auditors issued an opinion in their audit report as of June 9, 2009 expressing uncertainty about our ability to continue as a going concern. This means that there is substantial doubt whether we can continue as an ongoing business without additional financing and/or generating profits from our operations.  If we are unable to continue as a going concern and our Company fails, investors in our shares could lose their entire investment.

We operate in highly competitive industries and our success depends on our ability to effectively compete with numerous domestic and foreign businesses. If we are unable to compete effectively our business could fail.

We face competition from a number of domestic and foreign businesses, some of which have substantially greater financial resources than we do, which could adversely affect our ability to enter into contracts with lottery operators.  We operate in a period of intense price-based competition which could adversely affect the number and the profitability of contracts we may be able to obtain. We currently do not have any contracts and due to competition we do not know when or if we will be able to enter into any contracts. Intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share.  Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

•	our success in designing, testing and delivering new features, including incorporating new technologies on a timely basis;

•	our ability to address the needs of end-users and the quality of services for customers of the lottery operators;

•	the quality, performance, reliability, features, ease of use and pricing of our application;

•	successful implementation and expansion of our application’s capabilities;

•	our efficiency of production, and ability to deliver the application to the lottery operators and to end-users;

•	the rate at which commercially available smart phone equipment manufactures provide a technologically accessible format for incorporation of our solutions into their devices;

•	the market acceptance of our application; and

•	product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential lottery operators decide to develop their own solution or utilize a third party solution using alternative software and hardware technologies.  Our prospective lottery operator customers may be reluctant to rely on a relatively small company such as our company.  In addition, contract awards by lottery operators are sometimes challenged by unsuccessful bidders which can result in costly and protracted legal proceedings that can result in delayed implementation or cancellation of the contract.  We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition and our business.  If we do not compete effectively, our business could fail and investors could lose their entire investment.

The market for mobile lottery services is in the early stages of development, and if the market for our services does not develop as we anticipate, it will have a material adverse effect on our business, prospects, financial condition and results of operations.

Mobile lottery services, in general, are in the early stages of development. Our future revenue and profits are substantially dependent upon the widespread acceptance, growth, and use of mobile as an effective sales and purchasing medium.  Most lotteries have generally relied upon more traditional forms of consumer sales of tickets through a variety of third-party owned stores, and most lottery operators have no, or only limited, experience on sales through mobile devices. Mobile lottery services are still in an early stage of development and may not be accepted by consumers or lottery operators for many reasons. If either the consumers or lottery operators reject our services, the commercial utility of our technology and services may not develop as we anticipate.  If the market for mobile lottery services does not develop as we anticipate, our business could be materially and adversely affected.

Risks Related To Our Intellectual Property

We are only at the initial stage of development of our software.  If we are not able to further develop our software our business could fail.

We have developed demonstration capability of our software application but we do not yet have a full feature software platform to offer to prospective lottery operator customers.  Our demonstration application at its current stage of development only includes lottery game selection, lottery number picking and lottery number authorization components.  Our design for a full feature mobile lottery platform requires the development of additional components consisting of player registration, financial settlement and player messaging functions.  Our mobile lottery software application has not yet been utilized on a commercial scale or by any lottery operators.  There is uncertainty whether our software application will actually perform as anticipated in a commercial setting.  We are currently drafting an RFP (request for proposal) that we intend to solicit for bids to a number of third-party software development companies to develop the remaining components for our full feature system.  There is no assurance that we will be able to successfully enter into agreement with a recognized software development company or that the application will be properly completed by the software development company or that our product will operate in the manner for which it is intended.  In addition, the cost of realization of the next components to our software application by a software development company may be greater than we anticipate.  We expect the next version of our software to be ready for commercialization in approximately six months from the date of this prospectus, however there can be no assurance the next version of our software will be completed within the period of our expectations.  There is no guarantee that our full feature mobile lottery application will continue to be developed on a timely basis, be able to be certified by lottery operators, third party carriers and service-providers, or operate in the manner for which it is intended.  The uncertainties related to continuation of development and refinement of our software application present material risks of failure which could cause a complete loss of your investment in our Company.

Failure to adequately protect our intellectual property and proprietary rights could harm our competitive position and adversely affect our ability to conduct business which could result in loss of your entire investment in our Company.

Our success is substantially dependent upon our proprietary technology, which relates to a variety of business, security, and transactional processes associated with our mobile lottery services technology.  We expect to rely on a combination of patent, trademark, copyright and trade secret laws to protect our proprietary rights.  Although we have filed for certain patent protection over aspects of our technology, much of our proprietary information and processes may not be patentable. We cannot assure you that any pending patent applications will be issued or that their scope is broad enough to provide us with meaningful protection.  Although we have filed applications for registered trademarks covering certain of the marks we use in our business, we cannot assure you that we will be able to secure significant protection for these marks. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology and/or services or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our services or design around patents issued to us or our other intellectual property rights. If we are unable to adequately protect our intellectual property and proprietary rights, our business and our operations could be materially and adversely affected.

We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources which could have a material adverse affect on our business.

There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent or trademark infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.  We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions.

Any patent litigation or interference proceedings could have a negative effect on our business by diverting resources and management attention away from other aspects of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

In addition, a successful claim of patent or trademark infringement against us and our failure or inability to obtain a license for the infringed or similar technology or trademark on reasonable terms, or at all, could have a material adverse effect on our business and the value of any investment in our Company.  Also, an adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we are found to have willfully infringed, and, also, could put our patent applications at risk of not being issued.

If we are not able to respond to the rapid technological change characteristic of our industry, our products and services may cease to be competitive and our business could fail and cause the entire loss of your entire investment in our Company.

The mobile industry is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide new and competitive products and services. If we are unable to ensure that our users, lottery operators, and distribution partners have a high-quality experience with our services, then they may become dissatisfied and stop using our products and services. Accordingly, our future success will depend, in part, upon our ability to develop and offer competitive products and services. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our products and services obsolete or uncompetitive.  If we are not able to compete effectively, our business could fail which could result in the loss of your entire investment in our Company.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation which could materially and adversely affect the value of your investment in our Company.

Our systems and operations are vulnerable to damage or interruption from fire, floods and other natural disasters. Furthermore, network failures, hardware failures, software failures, power loss, telecommunications failures, break-ins, terrorism, war or sabotage, computer viruses, penetration of our network by unauthorized computer users and “hackers” and other similar events, and other unanticipated problems all pose serious threats to our success. We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations.  Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers which could have the further result of materially and adversely affecting the value of your investment in our Company.

Our business depends on the protection of our intellectual property and proprietary information.  If we are unable to adequately protect our intellectual property and proprietary information our business and your investment our Company could be materially and adversely affected.

We believe that our success depends, in part, on protecting our intellectual property in those countries in which we will do business. Our intellectual property includes certain pending patents and trademarks relating to our mobile technology and jurisdictional validation as well as proprietary or confidential information that is not subject to patent or similar protection. Our intellectual property protects the integrity of the games, systems, products and services, which is a core value of the industries in which we operate. For example, our intellectual property is designed to ensure the security of the distribution of the lottery tickets we provide as well as simple and secure validation of our lottery tickets sold. Competitors may independently develop similar or superior products, software, systems or business models. In cases where our intellectual property is not protected by an enforceable patent, such independent development may result in a significant diminution in the value of our intellectual property.

There can be no assurance that we will be able to protect our intellectual property. We expect to enter into confidentiality or license agreements with our employees, vendors, consultants, and, to the extent legally permissible, our customers.  We intend to generally control access to, and the distribution of, our game systems and other software documentation and other proprietary information, as well as the designs, systems and other software documentation and other information we license from others. Despite our efforts to protect these proprietary rights, unauthorized parties may try to copy our gaming technology, business models or systems, use certain of our confidential information to develop competing products, or develop independently or otherwise obtain and use our gaming products or technology, any of which could have a material adverse effect on our business. Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our intellectual property.

There can be no assurance that our business activities, products and systems will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any such claim and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.  If we are unable to adequately protect our intellectual property and proprietary information, our business and your investment our Company could be materially and adversely affected.

Risks Related To Our Business

Our success will depend heavily on our management.  If we fail to hire and retain qualified management and other key personnel, the implementation of our business plan will be materially and adversely affected.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel, and our ability to retain and motivate our officers and key employees. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for qualified personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

We do not have employment agreements with our key management team and employees, and should we lose the services of our management team and key employees our ability to conduct business could be materially and adversely affected.

As of the date of this registration statement, we have not entered into employment agreements with any of our officers or key employees.  We are currently negotiating terms and conditions for agreements with our officers and key employees.  If we are not able to negotiate mutually acceptable terms and conditions for agreements and continued services to our company by officers and key employees, the loss of the services of these persons could materially and adversely harm our business, financial condition and results of operations.

Our dependence on management creates risks. The loss of our experienced officers and key employees could materially and adversely affect our ability to professionally manage our business.

Our plan for success is dependent, in large part, on the active participation of our executive officers. The loss of their services would materially and adversely affect our business and future success.  We do not have key-man life insurance in effect at the present time.  Should any of our key employees die or become incapacitated, we may not be able to replace them in a timely or cost effective manner which could materially and adversely harm our business, financial condition and results of operations.

We expect that our anticipated future growth may strain our management, administrative, operational and financial infrastructure.  Failure of our ability to reasonably manage anticipated growth could materially and adversely affect our business.

We anticipate that significant expansion of our present operations will be required to capitalize on market opportunities. This expansion is expected to place a significant strain on our management, operational and financial resources. We expect to add a substantial number of additional key personnel in the future, including key managerial, technical, and software development employees who will have to be fully integrated into our operations. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially and adversely affected.

We are susceptible to general economic conditions, and the current economic downturn could adversely affect our operating results with a corresponding adverse affect on the value of your investment in our company.

Our operating results will be subject to fluctuations based on general economic conditions. We believe that during periods of lower consumer activity, consumer spending on lotteries may be reduced, and more quickly than many other types of businesses. These factors could cause a material adverse effect on our operating results.  If we have negative operating results the value of your investment in our Company could suffer.

Providing our products to customers outside of the United States exposes us to risks inherent in international business which could have a material and adverse affect on our operations.

We expect to offer our service only outside of the United States during the foreseeable future and we intend to expand our international operations in the future. Accordingly, we are subject to risks and challenges that we would otherwise not face if we conducted our business only in the United States. The risks and challenges associated with providing our products to customers outside the United States include: localization of our products, including translation into foreign languages and associated expenses; laws and business practices favoring local competitors; compliance with multiple, conflicting and changing governmental laws and regulations; foreign currency fluctuations; different pricing environments; different tax regimes and regional economic and political conditions.  Any of these factors, either individually or collectively, could have a material adverse effect on our business and results of operations.

We will need additional funding in the future to pursue our business strategy and expand our operations.  If additional future funding is not available to us our financial condition could be materially and adversely affected and our business may fail.

In addition to our current need for $1,500,000 in funding which has been committed to be covered by two of our shareholders, we will require additional funding in the future to expand our operations and fully implement our business strategy, which may include the selective acquisition of businesses and technologies.  We anticipate that we will need to raise additional amounts of up to $3,500,000 one year from the date of this prospectus.  There can be no assurance that additional financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, if adequate additional funds are not available, we will be required to delay, reduce the scope of, or eliminate material parts of the implementation of our business strategy.  If we do not obtain additional financing in amounts and on terms acceptable to us, our business may fail.

The current economic slowdown may adversely affect our business and financial condition in ways that we cannot predict.  If the economy does not recover during the reasonably foreseeable future our ability to conduct business may not be viable and we may have to cease operations which could result in the entire loss of your investment in our Company.

The current economic slowdown may have a negative effect on our business and financial condition. We cannot predict the effect that the economic slowdown will have on us as it also impacts our customers, vendors and business partners. We believe that the lottery gaming businesses are less susceptible to reductions in consumer spending and other parts of the consumer sector. However, there can be no assurance that the continuation or worsening of the current economic slowdown will not negatively impact the lottery gaming businesses.  If the economy does not recover during the reasonably foreseeable future, our ability to conduct business may not be viable and we may have to cease operations which could result in the loss of your entire investment in our Company.

The current economic slowdown and general unavailability of commercial credit may adversely affect our ability to obtain financing and could have a material adverse effect on our ability to conduct business.

The uncertainty surrounding the future of the global credit markets has resulted in reduced access to financing and credit worldwide. Major market disruptions and the current adverse changes in global market conditions and the evolving regulatory restrictions in the United States and worldwide may adversely affect our business or impair our ability to obtain funds as needed.  The current adverse market conditions may last longer than we anticipate. These recent and developing economic and governmental factors may have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our common stock to decline significantly.  If we require credit financing for any aspect of our conducting business we may not be able to obtain it on a timely basis or on reasonable terms, if at all.

Our business is subject to evolving technology.  If we are unable to upgrade our technologies responsive to changes in the industry our Company could fail.

The markets for all of our products and services are affected by changing technology, new legislation and evolving industry standards. Our ability to anticipate or respond to such changes and to develop and introduce new and enhanced products and services on a timely basis will be a significant factor in our ability to expand, remain competitive and attract new customers. We can give no assurance that we will achieve the necessary technological advances or have the financial resources needed to introduce new products or services on a timely basis or that we will otherwise have the ability to compete effectively in the markets.  If we are unable to remain current with industry developments and upgrade our technologies in response to changes in the industry, the Company could fail and investors could lose their entire investment in the Company.

Our business competes on the basis of the security and integrity of our systems and our mobile lottery software application.  If there is a breach in our security systems, our business and our Company could suffer materially adverse consequences.

We believe that our success depends, in part, on providing secure products and systems to the lottery operators and their playing customers. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, employees and others. Our ability to monitor and ensure quality of our products is periodically reviewed and enhanced. Similarly, we intend to regularly assess the adequacy of our security systems to protect against security breaches and take reasonable measures to protect the integrity of the product for end-users. There can be no assurance that our business will not be affected by a security breach or lapse, which could have a material adverse impact on our results of operations, business or prospects.

Implementation of additions or changes in third-party hardware and software platforms used to deliver our services may result in performance problems and may not provide additionally anticipated functionality, which could result in material and adverse affects on our ability to conduct business.

From time to time, we may implement additions to or changes in the hardware and software platforms we use for providing our services. During and after the implementation of additions or changes, a platform may not perform as expected, which could result in interruptions in operations, an increase in response time or an inability to track performance metrics. In addition, in connection with integrating with our customers, we may move their operations to our hardware and software platforms or make other changes, any of which could result in interruptions in those operations. Any significant interruption in our ability to operate any of our services could have an adverse effect on our relationships with users and clients and, as a result, on our financial results. We rely on a combination of purchasing, licensing, internal development, and acquisitions to develop our hardware and software platforms. Our implementation of additions to or changes in these platforms may cost more than originally expected, may take longer than originally expected, and may require more testing than originally anticipated.  In addition, we cannot provide assurance that additions to or changes in these platforms will provide the additional functionality and other benefits that were originally expected.  If we are unable to conform our technology to third-party additions or changes in hardware and software platforms used to deliver our services, our business could be materially and adversely affected.

We rely on third party technology and hardware providers. A failure of service by these providers could adversely affect our business and reputation.

We will rely on third party providers for components of our technology platform, such as hardware and software providers. A failure or limitation of service or available capacity by any of these third party providers could materially and adversely affect our business and reputation with corresponding adverse affects upon the value of your investment in our Company.

Risks Related to the Legal and Regulatory Environment in Which We Operate

Government and legal regulations may require significant time, money and allocation of Company resources.  If we are unable to allocate adequate Company resources for compliance with such regulations, our Company and our business could be materially and adversely affected.

During the foreseeable future, we do not intend to conduct business in the United States.  As of the date of this prospectus, current U.S. laws prohibit sales of lottery tickets utilizing mobile telecommunications devices. Existing or future laws and regulations in other countries may impair our ability to expand our business and introduce new products and services, or may restrict the use of our services or the features we offer.  Changes to the existing regulatory framework in countries where we intend to offer our services could adversely affect our business plans.

In addition to regulation of lottery ticket sales, the mobile telecommunications industry faces uncertainty related to future government regulation. Due to the rapid growth and widespread use of mobile telephones, legislatures have enacted and may continue to enact various laws and regulations applicable to the mobile telecommunications industry.  Laws and regulations may be adopted in the future which directly govern mobile device lottery services.  The adoption of laws or regulations could decrease the demand for our technology and services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

In addition, foreign governments may pass laws which could negatively impact our business and/or may prosecute us for violating existing laws. Such laws might include EU member country conforming legislation under applicable EU Privacy and Data Protection Directives. Any costs incurred in complying with foreign laws could negatively affect the viability of our business.

Our industry is subject to strict government regulations that may limit our existing operations and have a negative impact on our ability to grow, which could be materially adverse to our business and prospects.

In the United States and many other countries, lotteries and other forms of wagering must be expressly authorized by law. Once authorized, such activities are subject to extensive and evolving governmental regulation. Moreover, these gaming regulatory requirements vary from jurisdiction to jurisdiction.  We expect to be subject to a wide range of complex gaming laws and regulations in the jurisdictions in which we intend to operate which could be time consuming, expensive and distracting to management.  As a result, such regulatory requirements could be materially adverse to our business and prospects.

The regulatory environment in any particular jurisdiction may change in the future, and any such change could have a material adverse effect on our results of operations, business or prospects. Moreover, there can be no assurance that the sale of lottery services over mobile devices will be approved by additional jurisdictions or that those jurisdictions in which these activities are currently permitted will continue to permit such activities. Although we believe that we plan to develop procedures and policies to comply with the requirements of evolving laws, there can be no assurance that law enforcement or gaming regulatory authorities will not seek to restrict our business in their jurisdictions or institute enforcement proceedings if we are not compliant.

Moreover, in addition to the risk of enforcement action, we are also at risk of loss of business reputation in the event of any potential legal or regulatory investigation whether or not we are ultimately accused of or found to have committed any violation.

We may be required to obtain licenses from various jurisdictions in order to operate certain aspects of our business and we might be subject to extensive background investigations and suitability standards in our lottery business. Lottery authorities generally conduct background investigations of the selected vendor and its employees prior to and after the award of a lottery contract. Generally, regulatory authorities have broad discretion when granting, renewing or revoking these approvals. Lottery authorities may require the removal of any of our employees deemed to be unsuitable and are generally empowered to disqualify us from receiving a lottery contract or operating a lottery system as a result of any such investigation. Our failure, or the failure of any of our key personnel or systems in obtaining a required license or approval in one jurisdiction could negatively impact our ability (or the ability of any of our key personnel or systems) to obtain required licenses and approvals in other jurisdictions. The failure to obtain a required license or approval in any jurisdiction would decrease the geographic areas where we may operate and generate revenues, decrease our share in the gaming marketplace and put us at a disadvantage compared with our competitors.

Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of our equity securities. The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a contract to us. Additional restrictions are often imposed by international jurisdictions.

While we are firmly committed to full compliance with all applicable laws, there can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of any contract.

Gaming opponents persist in their efforts to curtail legalized gaming, and particularly internet gaming which, if successful, could limit our operations or cause us to cease doing business.

Legalized gaming is subject to opposition from gaming opponents. There can be no assurance that this opposition will not succeed in preventing gaming in jurisdictions where these activities are presently legalized, prohibited or prohibiting or limiting the expansion of gaming where it is currently permitted.  If we cannot legally conduct business, our Company could fail.

Failure to perform under lottery contracts may result in litigation, substantial monetary liquidated damages and contract termination which would materially and adversely affect our business.

Our business may subject us to contractual penalties and risks of litigation, including due to potential allegations that we have not fully performed under contracts or that goods or services we supply are defective in some respect.  Lottery contracts typically permit a lottery authority to terminate the contract at any time for material failure to perform, other specified reasons and, in many cases, for no reason at all. Lottery contracts also frequently contain exacting implementation schedules and performance requirements and the failure to meet these schedules and requirements may result in substantial monetary liquidated damages, as well as possible contract termination. Material amounts of liquidated damages could be imposed on us in the future, which could, if imposed, have a material adverse effect on our results of operations, business or prospects and on our ability to continue to conduct business.

Risks Related To Our Stock

Our limited operating history makes evaluation of our business difficult, and may discourage trading in our stock which could adversely affect the price of our stock.

We started to develop our lottery technology in 2008 and we have not yet commercially deployed our technology.  We, therefore, have limited historical financial data related to our current business upon which to analyze operating expenses or forecast accurately our future operating results. Our limited operating history will make it difficult for investors to evaluate our business and prospects which may discourage trading in our stock with potential further adverse affect on the price of our stock.

We will need to raise additional capital. If we are unable to raise additional capital, our business may fail.

We will need to raise additional capital to provide cash for our operations. Our current working capital is not expected to be sufficient to carry out all of our plans and to fund our operating losses until we are able to generate enough revenues to sustain our business.  The fact that we have not generated any revenues to date may deter potential investors from providing financing.  Uncertainty regarding our ability to generate revenues may make it difficult for us to find financing on acceptable terms.  If we are unable to obtain adequate funding, we may not be able to successfully develop and market our products and our business will most likely fail.  To secure additional financing, we may need to borrow money or sell more securities.  Under the current circumstances, we may be unable to secure additional financing on favorable terms, if available at all.

The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	failure of any of our products to achieve or maintain market acceptance;

•	changes in market valuations of similar companies;

•	significant products, contracts, acquisitions or strategic alliances of our competitors;

•	success of competing products or services;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	regulatory developments in Canada, United States or foreign countries;

•	litigation involving our company, our general industry or both;

•	additions or departures of key personnel;

•	investors’ general perception of us; and

•	changes in general economic, industry and market conditions.

In addition, if the market for technology or mobile lottery service stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management, which could further adversely affect the value of your investment in our common stock.

Fluctuations in the value of foreign currencies could result in increased costs and operating expenses which could adversely affect our business.

For our projected international operations, the local currency will be designated as the functional currency.  Accordingly, assets and liabilities must be translated into U.S. Dollars at year-end exchange rates, and revenues and expenses will be translated at average exchange rates prevailing during the year.  Fluctuations in the value of other currencies in which we may generate revenues or incur costs may be difficult to predict and could cause us to incur currency exchange losses.  Receivables and liabilities in currencies other than the functional currency could also move adversely to us from the date of accrual by us to the date of actual settlement of receivables or liabilities in a currency other than the functional currency. A disparity between the accrual and settlement amounts due to currency exchange costs could have a material adverse affect on our business. We cannot predict the effect of exchange rate fluctuations on our future operating results.  Future fluctuations in currency exchange rates could materially and adversely affect our business.

Certain governments with whom we may do business may impose restrictions over the conversion of their currencies into U.S. dollars or other foreign currencies.  There can be no assurance that we will be able to convert foreign revenues into U.S. dollars for repatriation and this may adversely affect our business.

We do not currently intend to pay dividends on our common stock and, consequently, the ability to achieve a return on your investment in our common stock will depend on appreciation in the price of our common stock.  If our common stock does not appreciate in value, investors could suffer losses in their investment in our common stock.

We do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our Board of Directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our Board of Directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock.  As a result, the success of your investment in our common stock will depend on future appreciation in its value.  The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.  If our common stock does not appreciate in value, investors could suffer losses in their investment in our common stock.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock which could be materially adverse to the value of our common stock.

As of that date of this registration statement, we have 55,000,000 shares of our common stock issued and outstanding.  We are authorized to issue up to 100,000,000 shares of common stock. Our Board of Directors may authorize the issuance of additional common or preferred shares under applicable state law without shareholder approval.  We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.  If we need to raise additional capital to expand or continue operations, it may be necessary for us to issue additional equity or convertible debt securities.  If we issue equity or convertible debt securities, the net tangible book value per share may decrease, the percentage ownership of our current stockholders may be diluted and such equity securities may have rights, preferences or privileges senior or more advantageous to our common stockholders.

We anticipate that our common stock will initially be considered to be a "Penny Stock," which will cause the trading of our stock to be subject to significant regulations that could adversely affect the value of our common stock.

We anticipate that our common stock will initially be a low-priced security, or a “penny stock” as defined under rules promulgated under the Exchange Act.   A stock is a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.  As a result of these effects, the trading value of our common stock could be materially and adversely affected.

Broker-dealer requirements may affect the trading and liquidity of our stock which could materially and adversely affect the value of our common stock.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated there under by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effectuating any transaction in a penny stock for the investor's account.   Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.  These requirements could discourage interest in trading in our common stock and could materially and adversely affect the public trading value of our common stock.

Our securities will be subject to sales restrictions imposed by state “Blue Sky Laws” that will limit the States where our stock may be traded and could reduce the public market value of our stock.

State securities regulations may affect the transferability of our shares.  We have not registered any of our shares for sale or resale under the securities or "blue sky" laws of any state.  We do not currently plant to register or qualify our shares for sale or resale in any state.  In many states, but not all states, shareholders can generally make unsolicited sales of securities through registered broker-dealers.  Arkansas, Georgia, Illinois, Louisiana, New York, North Dakota, Ohio, Oregon and Tennessee, do not permit shareholders to make unsolicited sales of securities through broker dealers.  Persons who desire to purchase our shares in any trading market that may develop in the future should be aware that these state regulations may limit sales and purchases of our shares.  The inability to trade or sell our common stock in certain states could materially and adversely affect the public market value of our stock.

There is no public trading market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers’ network which may adversely affect the ability of our investors to sell their shares.

Our common stock is not listed on any exchange or quoted on any quotation service, and there is currently no public market for our common stock.  We can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop.  Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities.  A trading market may not develop in the future, and if one does develop, it may not be sustained.  As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock which could also adversely affect the price of any sales of our common stock.

If a trading market for our securities develops, it may be volatile which could make it difficult to sell shares of common stock or cause sales of common stock at a loss.

If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history.  Furthermore, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders.  The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time.

The equity markets have recently experienced significant price and volume fluctuations that have adversely affected the market prices for many companies' securities.  These fluctuations may not be directly attributable to the operating performance of these companies.  Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell shares of our common stock at a loss.

Shares eligible for future sale may adversely affect the market price of our common stock.  The future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 of the Securities Act of 1933, as amended, subject to certain compliance requirements.  In general, under Rule 144, unaffiliated stockholders (or stockholders whose shares are aggregated) who have satisfied a six month holding period may sell shares of our common stock, so long as we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the applicable period preceding such sale.  Generally, once a period of six months has elapsed since the date the common stock was acquired from us or from an affiliate of ours, unaffiliated stockholders can freely sell shares of our common stock so long as the requisite conditions of Rule 144 and other applicable rules have been satisfied.  Also generally, twelve months after acquiring shares from us or an affiliate, unaffiliated stockholders can freely sell their shares without any restriction or requirement that we are current in our SEC filings.  Any substantial sales of common stock pursuant to Rule 144 may have an adverse affect on the market price of our common stock.

Failure to achieve and maintain internal controls in accordance with Sections 302 and 404(a) of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

If we fail to maintain adequate internal controls or fail to implement required new or improved controls, as such control standards are modified, supplemented or amended from time to time, we may not be able to assert that we can conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud.  If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and there could be a material adverse effect on our stock price.

Certain holders of our common stock exert significant influence over our company and may make decisions with which other stockholders may disagree that could reduce the value of our stock.

On May 13, 2009 the two co-founders of Loto entered into a Founders’ Agreement with each other and the company.  Mhalka Capital Investments Ltd. was issued 20,000,000 shares of Loto restricted common stock in exchange for contributing $20,000.00 to Loto.  On the same date, A Few Brilliant Minds Inc. was issued 20,000,000 shares of Loto restricted common stock in exchange for all of the equity interests of Mobilotto Systems, Inc. which is now a wholly owned subsidiary of Loto.  Each of the co-founders beneficially owns approximately 36.4% of our outstanding common stock.  The Founders’ Agreement includes certain mutual covenants, including nominating and voting for an equal number of representatives to serve on our Board of Directors.  As a result, the co-founders have the ability to exert significant influence over our business and may make decisions with which other stockholders may disagree, including, among other things, the appointment of officers and directors, changes in our business plan, delaying, discouraging or preventing a change of control of Loto or a potential merger, consolidation, tender offer, takeover or other business combination.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” “Management’s Discussion and Analysis” and “Our Business.”

There are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors, include, without limitation, the following: our ability to develop our technology platform and our products; our ability to protect our intellectual property; the risk that we will not be able to develop our technology platform and products in the current projected timeframe; the risk that our products will not achieve performance standards in clinical trials; the risk that the clinical trial process will take longer than projected; the risk that our products will not receive regulatory approval; the risk that the regulatory review process will take longer than projected; the risk that we will not be unsuccessful in implementing our strategic, operating and personnel initiatives; the risk that we will not be able to commercialize our products; any of which could impact sales, costs and expenses and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in this prospectus and in our other filings with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will initially offer their shares at $1.25 per share.  Our common stock is not traded on any exchange or quoted for trading on any quotation system.  The price of $1.25 is a fixed price at which the selling stockholders may sell their shares until the Company’s common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.  We will not receive proceeds from the sale of shares from the selling stockholders.  The selling price has no relationship to any established criteria of value, such as book value or earnings per share.  The price was chosen arbitrarily.  We cannot determine what the actual value of our common stock will be either now or at the time of sale other than within the limited period agreed upon by the selling stockholders.  Upon the effectiveness of this registration statement, or pursuant to exemption from the Securities Act of 1933, as amended, the selling stockholders may sell all or a portion of their shares from time to time at prices $1.25 per share. After our stock is trading on the OTC Bulletin Board, the selling stockholders may sell all or a portion of their shares from time to time at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices.  Consequently, other than the initial $1.25 per share offering price by the selling stockholders, we cannot determine what the actual value of our common stock will be either now or at the time of sale.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders with respect to the shares offered for sale by the selling stockholders.

SELLING STOCKHOLDERS

The common stock which is the subject of this registration statement is being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time.  None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of common stock beneficially owned by each selling stockholder, based on its ownership of the common stock, as of the date of this prospectus. The fourth column lists the common stock being offered by this prospectus by the selling stockholders. The fifth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders named in this prospectus acquired their shares of Loto in our Series A private placements of restricted common stock which closed on June 9, 2009.  Loto offered and issued the securities in reliance upon the exemptions from registration provided by Section 4(2) of the U.S. Securities Act of 1933, as amended and Regulation S promulgated thereunder.  The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The percentages are based on 55,000,000 shares of common stock outstanding on the date of this prospectus.  Loto does not have any options or warrants outstanding or any instruments convertible into the common stock of Loto.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be offered for Selling Stockholders Account	Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
NAC Investments Ltd. (1)	2,500,000	1,833,334	666,666	1.2%
2207496 Ontario Inc. (2)	2,500,000	1,833,333	666,667	1.2%
2208155 Ontario Inc. (3)	2,500,000	1,833,333	666,667	1.2%
1476448 Ontario Inc. (4)	2,500,000	1,833,333	666,667	1.2%
Ananindeau, S.A. (5)	2,500,000	1,833,333	666,667	1.2%
2207846 Ontario Limited (6)	2,500,000	1,833,334	666,666	1.2%

None of the selling stockholders has, since the incorporation of Loto on April 22, 2009 or our wholly owned subsidiary Mobilotto on September 16, 2008, held any position, office or material relationship with us or with any of our predecessors or affiliates.

(1)	Mr. Peter Strang is the natural person having sole voting and dispositive power over the securities held by NAC Investments Ltd.
(2)	Mr. Gary Heaney is the natural person having sole voting and dispositive power over the securities held by 2207496 Ontario Inc.
(3)	Mr. Paul Boulieris is the natural person having sole voting and dispositive power over the securities held by 2208155 Ontario Inc.
(4)	Mr. Joe Ertel is the natural person having sole voting and dispositive power over the securities held by 1476448 Ontario Inc.
(5)	Mr. Barry Herman is the natural person having sole voting and dispositive power over the securities held by Ananindeau, S.A.
(6)	Mr. Sebastien Boucher-Moreau is the natural person having sole voting and dispositive power over the securities held by 2207846 Ontario Limited.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale’s by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.  The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares at any price.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Penny Stock

We anticipate that we will initially be a “penny stock.”  The Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share.  As of the date of this prospectus, there were 55,000,000 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Two shareholders, A Few Brilliant Minds Inc. and Mhalka Capital Investments Ltd., each own 20,000,000 shares of our common stock and together control 72.7% of our outstanding common stock.  Pursuant to the Founders’ Agreement between A Few Brilliant Minds Inc. and Mhalka Capital Investments Ltd. (the “Founders’ Agreement”), each of these two co-founding stockholders has agreed to jointly nominate and vote for an equal number of their respective nominees directors to our Board of Directors.  Holders of our common stock do not have cumulative voting rights. Therefore, the two holders of a majority of our shares can elect all of the directors.  Holders of our common stock representing a majority of the voting issued and outstanding shares, as represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

The Founders’ Agreement also contains both a “Right of First Refusal” and “Tag Along Rights.”  The Right of First Refusal generally provides that if either A Few Brilliant Minds Inc. or Mhalka Capital Investments Ltd. receives a third-party offer to purchase its shares of our common stock, the other party shall have a first right to purchase such shares on the offered terms.  The Tag Along Rights provide that if either A Few Brilliant Minds Inc. or Mhalka Capital Investments Ltd. accepts an offer to sell its securities, the other party may also sell a proportionate amount of its shares of our common stock on the offered terms.  Certain exceptions apply to both the Right of First Refusal and the Tag Along Rights with respect to permitted transfers made to the Founder’s estate, trust, family partnership or an affiliate of the Founder or transfers made for regulatory or tax compliance purposes. Any transferee of Founder stock must agree to the same terms, conditions and restrictions on transfer as set forth in the Founders’ Agreement, including the provisions governing the Right of First Refusal and Tag Along Rights.  The Founders’ Agreement also contains provisions indemnifying Mhalka Capital Investments Ltd. and the Company in respect of the Mobilotto shares, the intellectual property and business plan contributed to the Company by A Few Brilliant Minds Inc.

Limitation on the liabilities of Directors

Section Four of the additional articles of our Articles of Incorporation provide that a director of Loto shall not be personally liable to Loto or its stockholders for monetary damages for breach of fiduciary duty as a director, with limited enumerated exceptions providing that this shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Loto or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Nevada Revised Statutes; or (iv) for any transaction from which the director derived an improper personal benefit.  The Articles of Incorporation also provide that if the Nevada Revised Statutes are hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Loto shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes as so amended.  Any repeal or modification of this Article by the stockholders of Loto or otherwise shall not adversely affect any right or protection of a director of Loto existing at the time of such repeal or modification.  These provisions may limit the ability of our stockholders to recover damages against our directors through legal proceeding or otherwise.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Our Articles of Incorporation state that these provisions will not apply.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel acting for Loto or Mobilotto or any of the selling security holders named herein was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of the registration statement had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in Loto or Mobilotto or any of its parents, subsidiaries or affiliates, or was connected with Loto or Mobilotto or any of its parents, subsidiaries or affiliates as a promoter, underwriter, voting trustee, director, officer, or employee.  Neither Loto nor Mobilotto has engaged any experts, other than the independent accounting firm who audited the consolidated financial statements, to prepare or certify any part of this prospectus or any other report or valuation for use in connection with the registration statement of which this prospectus is a part.

BUSINESS

Our company, Loto Inc. operates through our wholly owned subsidiary Mobilotto Systems, Inc.  We are a development stage company.  We are developing a patent-pending software application that permits the secure purchase of lottery tickets on commercially available “smart” phones and similar mobile telecommunications devices.  A smart phone is a mobile phone offering advanced capabilities, often with personal computer-like functionality, such as e-mail, Internet access and other applications.  Our proprietary technology and designs for facilitating the purchase of lottery tickets through commercially available smart phones and other mobile devices addresses all elements of lottery play, including secure player registration and authorization, number selection, settlement, winning number notification and other direct-to-customer marketing opportunities.  Our software has not yet been employed on a commercial scale.  We believe the next version of our application will be commercially viable and will provide a complete, fully functional and flexible mobile lottery platform for lottery operators worldwide.

We intend to license our software application to governments and other lottery operators as our primary source of revenue.  We do not intend to become a lottery operator.  During the foreseeable future, we expect to pursue our business only outside of the United States since current laws in the United States prohibit sales of lottery tickets utilizing mobile telecommunications devices.  Our assessment of the market for our product indicates that areas of opportunity for commercialization of mobile lottery solutions exist in Canada, Mexico, Asia (China), Europe (Turkey and the United Kingdom of Great Britain), Africa (South Africa), and South America.

Lottery operators have a pressing need to expand into new sales channels.  The significant industry challenges include cost, player convenience and enhanced marketing.  A cumbersome current requirement for lottery sales is the need to provide access to a lottery sales terminal.  Conventionally, lottery operators must place expensive traditional stand-alone terminals which are limited to high geographic density areas.  In addition, in many jurisdictions the public has become skeptical of the integrity of retail lottery ticket kiosks and their clerks.  Our high technology solutions address all of these issues by providing a secure lottery application for use on commercially available smart phones and other mobile communications devices.  Our application can be used conveniently, securely and privately at any time and in any location within an authorized jurisdiction.  Our software also permits two-way personalized messaging capability for enhanced operator promotional activities.

Loto was incorporated in the state of Nevada on April 22, 2009, and our subsidiary Mobilotto was incorporated in the province of Ontario in September 2008.  On May 13, 2009 we acquired all of the issued and outstanding shares of Mobilotto (including all of the intellectual property of the mobile lottery software application).

Current Status of our Business

As of the date of this prospectus, our mobile lottery software application has not yet been commercially tested or utilized by any lottery operators and we have not yet generated any revenues from our technology.  We have developed a working demonstration model of our application which is operable on most Blackberry smart phones (including the Pearl, the Curve, the Bold, and 8800 series).  Our current demonstration model of our software includes three of the six components which together will constitute our full mobile lottery application.  The completed components include lottery game selection, lottery number picking and lottery number authorization.  The three components remaining to be developed include player registration, financial settlement and player messaging functions.  We are currently drafting an RFP (request for proposal) that we intend to solicit for bids to a number of recognized software development companies to develop the three remaining components for our full feature system.  We expect the full version of our software with all six components to be ready for commercialization in approximately six months from the date of this prospectus.

During the next twelve months, we intend to concentrate our efforts on completing the development of our software application to its full feature commercially deployable version, commencing the international launch of our product, and soliciting lottery operators who are in a position to implement mobile lottery sales solutions.  We will also have to concentrate significant efforts on raising capital to support our plans.  We expect the sales cycle with each prospective lottery operator will take between six and eighteen months, covering the period from initiation of our sales solicitation through technical demonstrations, testing, negotiations and closing of contracts for mobile lottery operations.  If we are successful in completing the development of our software and closing initial contracts with lottery operators, the minimum time in which we believe that we could commence generating revenues would be six months from the date of this prospectus.  Our current business status and the continuing development of our software application as well as the plans for commercial launch of our product are subject to many uncertainties that present material risks to investors.

Over the course of the next twelve months we also intend to apply for certification of our software from the Gaming Standards Association, which is an international trade association of gaming manufacturers, suppliers, operators and regulators and whose stated mission is to facilitate the identification, definition, development, promotion, and implementation of open standards to enable innovation, education, and communication for the benefit of the entire industry.

Our Business Model Premises

In developing our application, we have endeavored to assess and resolve many problems associated with current lottery distribution methods in our target markets, including the following:

1.	Lottery operator profitability:
•	The current lottery distribution systems generally have excessively high annual fixed infrastructure operating and capital costs, many of which can be avoided.
•	The number of sales sites are saturated, leading to stagnant and even declining lottery revenues.

2.	Social responsibility:
•	Our technology identifies the location of the mobile device at the time of the purchase, thereby restricting out-of-area purchases, should this function be activated by the lottery operator.
•	Winning ticket holders are notified directly.
•
The current lottery distribution systems generally do not identify or qualify players by age which our technology can do by reference to the mobile telephone subscription, passwords and other proprietary methods.

•	Substantial amounts of paper are consumed and wasted through the current paper ticket process.

3.	Fraud is easily perpetrated through the current distribution system:
•	Paper tickets are negotiable instruments which can easily be separated from the true purchaser.
•	There is no registration of a ticket with the actual purchaser of that ticket.
•	There are generally thousands of lottery terminals per lottery operator which must be audited and secured on a regular basis.
•	There is a general lack of trust in the current retail store distribution channel.

4.	Convenience and Customer Needs:
•	There is an inherent inconvenience in the current model of ticket purchasing, including both requiring customers to line up and identifying winning tickets.

•	A substantial percentage of tickets sold are within a day of the draw, indicating latency and the opportunity for greater customer convenience.
•	The lottery operators have no ability to directly message or market to players in real or near time.
•
Mobile communication devices are generally trusted by users, have the capacity for complex functionality and security, and are generally in their owners’ possession for use for the majority of waking hours.

As of the date of this prospectus, current laws in the United States prohibit sales of lottery tickets utilizing mobile telecommunications devices.  As such, we do not intend to conduct business in the United States during the foreseeable future.  If laws and regulations change in the U.S., we will endeavor to license our application to U.S. state lottery operators where permitted.  We expect to conduct our business outside of the United States until legally permissible to license our products and services in the United States.

Industry Overview

Lotteries are generally regulated and licensed by governmental authorities in over 200 jurisdictions globally. Currently, 44 U.S. states and 4 Canadian regions operate lotteries.  In 2008, lottery revenues exceeded $60 Billion in the U.S. and CAD$9 Billion in Canada. The World Lottery Organization reports members from 76 countries and member revenues of approximately $180 billion.

Although many different types of lottery games exist worldwide, they may generally be categorized into two main groups: instant ticket and traditional draw type lotteries. An instant ticket game is usually played by removing a coating from a pre-printed ticket to determine whether the ticket is a winner. With draw type lottery games, such as the Canadian Lotto6/49, winning is based on a purchaser matching numbers with those randomly selected by the lottery operator.  Outside of North America, various types of sports betting are also popular.  All of these game types can be simulated on mobile devices.

Operational Overview

Our technology can provide location-aware gaming solutions for government-sponsored lotteries and privately operated lotteries.  Our solutions include mobile integration with existing online lottery systems, turnkey mobile gaming systems, custom developed traditional and interactive games, as well as ongoing support, maintenance, and management for each of our solutions.

Our lottery application utilizes proprietary technology to locate, authorize, or restrict game play based on the lottery license holder’s authorized jurisdiction.  When an authorized player leaves the authorized jurisdiction for a game, new game play and additional game features may be disabled.

Lottery Contract Procurement

Government authorized lotteries in the U.S. and Canada typically operates under local government mandated public procurement regulations. Lotteries select an instant ticket or online supplier by issuing a request for proposal, or RFP, which outlines contractual obligations as well as products and services to be delivered. An evaluation committee frequently comprised of key lottery staff evaluates responses based on various criteria. These criteria usually include quality of product and/or technical solutions, security plan and features, experience in the industry, quality of personnel and services to be delivered, and price. We believe that our product functionality, game content, the quality of our personnel, our technical expertise and our demonstrated ability to help the lotteries increase their revenues may provide us with advantages relative to the competition when responding to government lottery RFP's. However, some lotteries still award the contract to the qualified vendor offering the lowest price, regardless of factors other than price. Contract awards by lottery authorities are sometimes challenged by unsuccessful competitors, which can result in protracted legal proceedings. Internationally, lottery authorities do not always utilize such a formal bidding process, but rather negotiate with one or more potential vendors.

Most instant ticket lottery contracts typically have an initial term of three to five years and frequently include multiple renewal options, which may be exercised for additional periods ranging from one to five years.  The length of these lottery contracts, together with their renewal options, limits the number of lottery contracts available for bidding in any given year.

Research and Product Development

Our wholly-owned subsidiary, Mobilotto, commenced work on its lottery ticket sales process on September 16, 2008.  Since that date, we have developed working models of our application ready to demonstrate operation of various lottery games through commercially available mobile phones.

We believe our ability to attract new lottery customers and retain existing customers will depend in part on our ability to continue to incorporate technological advances into, and to improve our products, systems and communication abilities with lottery purchaser end-users of our systems. We intend to maintain a development program focusing on systems development as well as improvement and refinement of our present products as well as the expansion of uses and applications.

We intend to invest in new gaming technologies and new game delivery methods.  We will endeavour to continually improve our existing application as well as research, innovate, and implement new solutions.  Through continual development, we believe that we can attract new players for our customers and grow our company by attracting new lottery operators to our company and our technologies.

Intellectual Property

We hold U.S. Provisional Patent 61/106,988 which has established our international priority date as of October 21, 2008.  We consider our provisional patent to be of material importance to our business. Patents extend for varying periods of time according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. In the U.S., the term of a patent generally expires 20 years from the date of filing. The actual protection afforded by a patent, which can vary from country to country, depends upon the type of patent, the scope of its coverage and the availability of legal remedies in the country.  We intend to apply for additional patent protection in Canada and in other key jurisdictions during 2009.

Certain technology material to our lottery application products, processes and systems are the subject of patent applications currently pending, in the U.S. and certain other countries. In our business for instance, we intend to utilize our patent-pending technology for the jurisdictional validation and distribution of lottery tickets.

We also have a U.S. Trademark application currently pending under office action with the United States Patent and Trademark Office.  Trademark protection continues in some countries, including the U.S., for as long as the mark is used and in other countries for as long as it is registered. Registrations generally are for fixed, but renewable, terms.

Should we become aware of any potential infringement of our intellectual property or trade names by competitors and other third parties, we will consider what action, if any, to take in that regard, including, where appropriate, litigation.

Production Processes, Sources and Availability of Components

Our mobile application process is specifically designed to produce secure lottery game tickets for government sanctioned lotteries and promotional games, and to specifically ensure the jurisdiction of play and rules regarding play are complied with, along with meeting social responsibility mandates. Our application is designed for efficient, timely, mobile and secure production of game tickets and storage of game tickets and notification of winning ticket results. Games are delivered consistent with and ready for play with the lottery authority within the jurisdiction of play.

Competition

Mobile Lottery Products: International

Our lottery gaming business competes with a variety of suppliers from various international markets. There are numerous short message service (SMS) mobile lottery companies that have emerged globally over the past few years.  Due to heavy regulation in Europe and North America the majority of these companies have set their sights on less regulated emerging markets.  These markets are of significant interest to mobile lottery vendors due to their high population density and the relatively low access to online internet services and traditional convenience store lottery retailers.

Principal direct competitors exist in such emerging markets as India, Mexico, China and South America where lottery vendors provide access to national lotteries through mobile SMS messaging capabilities.  To date the percentage of individuals who use the mobile device sales channel for lottery has remained low.  The need to purchase prepaid cards from retailers and incompatible handsets still remain a challenge for these vendors. Furthermore, these have an inherent weakness as they lack security and do not identify the user’s location.

Additional competition exists within European markets as lottery regulation continues to evolve.  The market for mobile lottery is in its infancy as vendors address both security and regulatory restrictions.  We have engineered our mobile lottery application with both location-based technology and superior cryptology which allows us to meet stringent government regulations.

We are aware of three competitors who are engaged in the business of selling lottery tickets via mobile devices who may become dominant during the foreseeable future:

•	Soreto Games (Mexico National Lottery)
•	Sunloto (China)
•	Veikkaus (Finland)

The existing lottery terminal manufacturers, with GTech, Scientific Games, Intralot, Wincor, and Sagam Securite being the largest, have not publicly announced plans to develop mobile gaming solutions.

Competitive Advantages and Disadvantages

Technology Advantages

1.	Our technology functions as an Application and does not utilize SMS capabilities, which facilitates the following:
•	Controlled end-user experience interactive graphical user interface (GUI), matched to phone capabilities;
•	Includes secure interface standards;
•	Enhanced eCommerce capabilities; and
•	Low cost per message.

2.
Our product has the ability to identify the geographical location of players.  This patent-pending process limits out of region play for purposes of controlling compliance with jurisdictional legal requirements.

3.	Our application has been tested on a number of different phone types:
•	A development plan is underway to cover most of the popular smart model cellular telephones;
•	Current development is underway to enable Windows Mobile platforms; and
•	Non-smart phones using conventional technologies have development potential.

4.	Our application has been built to integrate with existing on-line offerings without duplicating processes or databases to create an efficient, seamless mobile and on-line gaming experience.

5.	We believe that Phase 2 gaming (including pro-line, sports select, and multiplayer games) could be developed and accommodated on our system.

6.
Our product provides the lottery operator with a non-intrusive, 2-way communication capability which includes screen pop-ups, device start-up screen, and survey capability, as well as enhanced personalized marketing opportunities.

7.	We provide full screen notification of lottery results.

8.	Our application icon resides on the mobile device and application upgrades are automatic.

9.	Our working demonstration models are developed and are currently operable for assessment by lottery operators.

Player Experience Advantages:

10.	Our product requires few key strokes (as the process is menu driven), which provides for simple and easy play.

11.
All functionality and processes can be built onto the mobile device (full mobile solution for player registration, PIN access, lottery purchase, settlement, winning ticket notification, and customer communication).

12.
Our application has design and play concepts based on replicating, emulating and interfacing with existing web-based lottery operator offerings for consistency of the lottery experience using a mobile device.

The Competitive Disadvantages of Our Technology And Business

•	We are a development stage Company, with no existing contracts in the lottery business and limited resources to continue to develop our business;

•	Our technology exists only in demonstration mode and has not yet been tested by any lottery operators or employed on a commercial scale;

•	There is uncertainty whether our software application will actually perform as anticipated in a commercial setting;

•	We have only developed the software for lottery game selection, lottery number picking and lottery number authorization components of our system;

•	Our system still requires the software development of the player registration, financial settlement and player messaging components;

•	We will be dependent on third-party software development companies to develop the remaining components for our full feature system;

•	We expect the completion of our full feature system will take a minimum of six months from the date of this prospectus;

•
There is no assurance that we will be able to successfully enter into agreement with a recognized software development company or that the application will be properly completed by the software development company;

•	There is no assurance that our product will operate in the manner for which it is intended;

•	the cost of development and realization of the additional components to our software application may be greater than we anticipate;

•	There is no assurance that our mobile lottery software will be certified for use by the Gaming Standards Association;

•	There is no assurance that we will be able to market and sell our mobile lottery software system;

•	There is no assurance that our mobile lottery software will be acceptable to lottery operators;

•
Larger suppliers in the lottery or software application development industries who have more resources than we do could decide to enter the mobile lottery business and compete more effectively for contracts with lottery operators.

We expect to compete in the global market on the basis of being able to provide a full feature mobile lottery application that we have designed to include the following components: secure player registration and authorization, number selection, settlement, winning number notification and direct-to-customer messaging capability for enhanced marketing opportunities.  There are some competitors who are currently offering and developing mobile lottery applications, however, we are not aware of any who are offering solutions with the same full feature characteristics as our product.  We are not yet in a competitive position in the global market because we have not completed the development of all components of our full featured mobile lottery software application.  We expect to complete our full featured mobile lottery software application within approximately six months from the date of this prospectus.  We anticipate that lottery operators will make their selection of vendors and service providers on the basis of considerations involving security, product performance, ease of use by the lottery operator and by end-users, as well as ongoing service support for the lottery operator and end-users.  Upon completion of our full feature mobile lottery application, we believe that we will be able to compete globally in a manner which will be competitively attractive to lottery operators, however, the need for continuing development of our software application and the plans for commercial launch of our product are subject to many uncertainties that present material risks to investors.

Employees

We currently have four employees who are dedicated to the primary functions of sales and marketing to lottery operators, technology development, development of existing and next generation games for mobile application, and administration.  Three of our employees work full time for our Company and one of our employees works on a part-time basis.  We expect to hire two additional full time employees very shortly.  We have engaged consultants for accounting and legal services.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at Suite 460, 20 Toronto Street, Toronto , Ontario, M5C 2B8.  We have a sub-lease in effect until February 2011 for 2,950 square foot location, with a cost of approximately $7,000.00 per month, which commenced in July 2009. We believe that this property is adequate for our current and immediately foreseeable operating needs.  At the present time, we do not own any real estate.  We do not have any policies regarding investments in real estate, securities or other forms of property.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened litigation against us that we expect will have a material adverse effect on our business, financial condition, liquidity, or operating results. We cannot assure you that we will not be adversely affected in the future by legal proceedings.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no trading market for our common stock.  Upon completion of this offering we intend to take the steps necessary to have our common stock included for quotation on the Over the Counter Bulletin Board.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

Holders

As of the date of this prospectus there are 55,000,000 shares of common stock issued and outstanding.

As of the date of this prospectus there are 8 holders of record of our common stock.

Dividend Policy

We have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

Securities Authorized for Issuance Under Equity Compensation Plans

At the present time, we have no securities authorized for issuance under equity compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Forward Looking Statements

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;
•	Our ability to raise capital when needed and on acceptable terms and conditions;
•	The intensity of competition;
•	General economic conditions; and
•	Changes in government regulations.

Plan of Operation

We are a development stage company.  We are developing a patent-pending software application which permits the secure purchase of lottery tickets on commercially available “smart” phones and similar mobile telecommunications devices.  A smart phone is a mobile phone offering advanced capabilities, often with personal computer-like functionality, such as e-mail, Internet access and other applications.  Our proprietary technology for facilitating the purchase of lottery tickets through commercially available smart phones and other mobile devices addresses all elements of lottery play, including secure player registration and authorization, number selection, settlement, winning number notification and other direct-to-customer marketing opportunities.  We intend to license our software application to governments and other lottery operators as our primary source of revenue.  We do not intend to become a lottery operator.  During the foreseeable future, we expect to pursue our business only outside of the United States because current laws in the United States prohibit sales of lottery tickets utilizing mobile telecommunications devices.  Our business plan calls for launching our mobile lottery application in the target markets of Canada, Mexico, South America, Asia (China), Africa (South Africa) and Europe (Turkey and the United Kingdom of Great Britain).

We have developed a working demonstration model of our application which is operable on most Blackberry smart phones (including the Pearl, the Curve, the Bold, and 8800 series).  Our demonstration model of the application includes several of the components of mobile lottery functionality, including lottery game selection, lottery number picking and lottery number authorization.  We have designed and we plan to include player registration, financial settlement and player messaging functions in the next version of our software.  We believe the next version of our application will be commercially viable and will provide a complete, fully functional and flexible mobile lottery platform for lottery operators worldwide.

Our mobile lottery software application has not yet been tested on a commercial scale or utilized by any lottery operators and we have not yet derived any revenues from our technology.  There is uncertainty whether our software application will actually perform as anticipated in a commercial setting.  In order to commercially deploy our mobile lottery software application we must develop the player registration, player settlement and player messaging components of our system.  We are currently drafting an RFP (request for proposal) that we intend to solicit for bids to a number of recognized software development companies to develop the remaining components of our design.  We expect the next version of our software to be ready for commercialization in approximately six months from the date of this prospectus.  The continuing development of our software application and the plans for commercial launch of our product are subject to many uncertainties that present material risks to investors.

Results of Operations

Loto was incorporated in the state of Nevada on April 22, 2009, and our wholly-owned subsidiary Mobilotto was incorporated in the province of Ontario in September 2008.  On May 13, 2009, Loto acquired all of the issued and outstanding shares of Mobilotto (which included all intellectual property of the mobile lottery purchase system).  We have concentrated our efforts on developing our business strategy and obtaining financing.  We have working models ready for demonstration and we have commenced our initial sales and marketing program.  We have had early stage meetings with some lottery operators in Canada and we are actively pursuing other opportunities in Canada and elsewhere.  Our mobile lottery software application has not yet been utilized by any lottery operators and we have not yet derived any revenues from our technology.  There is no guarantee that we will be able to successfully develop and launch our technology or that it will generate sufficient revenue to sustain our operations.

Liquidity and Capital Resources

As a development stage company, we have limited capital and limited operating resources. We raised $170,000 under the terms of our co-founders’ agreements and our Series A private placements of restricted common stock.  As of May 31, 2009, we had working capital of approximately $159,000 (consisting of $169,000 less $10,000 accrued liabilities, and deposits of $150,000 held in respect of Series A private placements which closed on June 9, 2009).  As of July 15, 2009, our working capital is approximately $67,000 (unaudited).  Pursuant to the terms of our Series A private placements, we are hereby registering for resale 11,000,000 of the 15,000,000 shares sold in the private placements.  We will not receive any of the proceeds from the sale of shares from the selling stockholders. The funds raised in the prior private placements will not be sufficient to meet our projected cash flow deficits from operations or to fund the development of our technology and products.

We expect that the cash on hand in our accounts will be sufficient to maintain our operations only for approximately two months from the date of this prospectus.  We estimate our total overhead, costs and expenses related to completion of a commercially deployable version of our mobile lottery application, obtaining certification of our system by the Gaming Standards Association (GSA) and initiating full rollout of our products to our target markets over the next twelve months will be approximately $1,5000,000.  Two of our current shareholders, Mhalka Capital Investments Ltd. and 1476448 Ontario Inc., have advised our Company that they will provide the necessary funding up to $1,500,000 if the Company is unable to obtain third-party financing.  We expect to need an additional $3,500,000 commencing 12 months from the date of this prospectus in order to expand our operations.

Significant Business Challenges

In addition to the challenge of raising adequate capital in order to fully deploy our business plan, the significant business challenges that our management expects to encounter over the next year and beyond, as well as the known trends, demands, uncertainties that may affect our Company’s financial condition include the following matters:

•
We have not yet completed the software development of all components constituting our full feature mobile lottery application and our financial condition would be materially and adversely affected if we are not able to complete our software development;

•
Since there has not yet been any commercial utilization of our application it will be more difficult for us to close sales of our untested product with prospective lottery operator customers of our Company and we may not able to derive any revenues from our product;

•
If our product does not perform as anticipated, we may be unable to obtain any contracts with lottery operators, or if we are able to enter into contracts but the product is not performing, we could become subject to litigation, which in either case could adversely affect our financial condition;

•
Our patent application is currently pending and if the patent is not granted we may not be able to fully protect our intellectual property which could adversely affect our ability to benefit from our technology;

•
If our pending patent is granted, the costs of enforcing our patent and other intellectual property rights may be disproportionate to any potential revenues, or we may be required to defend allegations from third parties alleging infringement of their rights, which in either case could adversely affect our financial condition;

•
We rely on a small management team and a small group of employees who may not be able to be fully responsive to all aspects of operating our business, and if we increase our personnel the additional administrative and overhead costs could be burdensome, which in either case could adversely affect our financial condition;

•
The international focus of our business model implicates higher costs and expenses than domestic companies, including foreign language translation, compliance with local laws, business practices favoring local competitors, compliance with multiple, conflicting and changing governmental laws and regulations as well as changing governments, any of which could adversely affect our financial condition;

•	We expect intensifying competition in our target markets which could force us to lower our pricing, reduce our margins, lower our market share and reduce expectations of profitability;

•
The current international economic slowdown and credit freeze may continue without resolution which could adversely affect the financial condition of prospective customers and end-users, thus diminishing the prospects for sales and impairing our own financial condition;

•
Foreign competitors who are not subject to U.S. anti-corruption laws and regulations may engage in illegal and unfair business practices with which we cannot compete that could impair our ability to obtain contracts from lottery operators in our target foreign markets;

•
Our financial results could be damaged if prospective lottery operator customers decide to develop their own mobile lottery solution or utilize a third party solution using alternative software and hardware technologies;

•
The market for mobile lottery services is still in the early stages of development, and if the market for our services does not develop as we anticipate, it will have an adverse effect on our financial condition;

•	Our business is subject to evolving technology and if we are unable to upgrade our technologies responsive to changes in the industry our financial condition could be adversely affected;

•	We will rely on third party technology and hardware providers and if there is a failure of the products or services rendered by these providers our financial condition could be adversely affected;

•
Implementation of additions or changes in third-party hardware and software platforms used to deliver our services to our customers and end-users may result in performance problems which could adversely affect our financial condition;

•
There has not yet been adoption of international of standards applicable to mobile lottery solutions and as such we may have to change or modify our application to conform to disparate standards which could adversely affect our financial condition;

•
If we are able to enter into contracts with international lottery operators, we will be subject foreign currency exchange risks, different pricing environments; different tax regimes and regional economic and political conditions.  Any of these factors, either individually or collectively, could have a material adverse effect on our business and results of operations; and

•	Gaming opponents persist in their efforts to curtail legalized gaming which, if successful, could limit our operations or cause us to cease doing business.

Publicly Reporting Company Considerations

We will face several material challenges of operating as a publicly reporting company and we expect to incur significant costs and expenses applicable to us as a public company.  We anticipate that our initial costs and expenses of complying with our public reporting company obligations will be approximately $150,000 annually which we expect to pay for out of proceeds from our financing efforts during the next first twelve months from the date of this prospectus.  Subsequent to the next twelve month reporting and compliance period, we expect to pay for our publicly reporting company compliance and reporting costs from our revenues.  We must structure, establish, maintain and operate our Company under corporate policies designed to ensure compliance with all required public company laws, rules, regulations, including, without limitation, the Securities Act of 1933, the Securities Act of 1934, the Sarbanes-Oxley Act of 2002, the Foreign Corrupt Practices Act and the respective rules and regulations promulgated thereunder.  Some of our more significant challenges of becoming a publicly reporting company will include the following:

•
We will have to carefully prepare and file in the format mandated by the SEC all periodic filings required by the Securities Exchange Act of 1934 (Annual Report on Form 10K, Quarterly Reports on Form 10Q, and interim reports of material significant events on Form 8K), as well as insider reporting compliance for all officers and director under Section 16 of the Securities Exchange Act of 1934 on Forms 3,4 and 5;

•
In addition to auditing our annual financial statements and maintaining our books and records in accordance with the requirements of the Securities Act of 1934, we will have to prepare and submit our accounting controls and procedures for audit in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which requires increased corporate responsibility and accountability;

•	We will have to assure that our Board committee charters, corporate governance principles, Board committee minutes are properly drafted and maintained;

•
We will have to carefully analyze and assess all disclosures in all forms of public communications, including periodic SEC filings, press releases, website postings, and investor conferences to assure legal compliance;

•
We will have assure corporate and SEC legal compliance with respect to proxy statements and information statements circulated for our annual shareholder meetings, shareholder solicitations and other shareholder information events;

•	We will have to assure securities law compliance for all equity-based employee benefit plans, including registration statements and prospectus distribution procedures;

•
We will have to continuously analyze the specific impact on our Company of all significant SEC initiatives, policies, proposals and developments, as well as assess the rules of Public Company Accounting Oversight Committee on governance procedures of Company and our audit committee;

•	We will have to comply with the specific listing requirements of a stock exchange if we qualify and apply for such listing;

•	We expect that being a public company will increase our director and officer liability-insurance costs;

•	We will have to engage and interface with a Transfer Agent regarding issuance and trading of our common stock, which may include Rule 144 stock transfer compliance matters; and

•	We expect that our costs for legal services will increase as a function of our needs to seek guidance on securities law disclosure questions and evolving compliance standards.

In addition to the foregoing, our reporting and compliance costs and expenses may increase substantially if we are able to deploy our business model on an international basis, which will add significant cross-border jurisdictional complexity to our regulatory compliance program and our accounting controls and procedures.  We have assigned a high priority to corporate compliance and our public company reporting obligations, however, there can be no assurance that we will have sufficient cash resources available to satisfy our public company reporting and compliance obligations.  If we are unable to cover the cost of proper administration of our public company compliance and reporting obligations, we could become subject to sanctions, fines and penalties, our stock could be barred from trading in public capital markets and we may have to cease operations.

Our actual results may differ from our projections if there are material changes in any of the factors or assumptions upon which we have based our projections.  Such factors and assumptions, include, without limitation, the development of our proprietary technology platform and our products, the timing of such development, market acceptance of our products, protection of our intellectual property, our success in implementing our strategic, operating and personnel initiatives and our ability to commercialize our products, any of which could impact sales, costs and expenses and/or planned strategies and timing.  As a result, it is possible that we may require significantly more capital resources to meet our capital needs.

We have omitted Selected Financial Data and Supplemental Financial Data under the permissive authority of Regulation S-K Rules 301 and 302.

Off-Balance Sheet Arrangements

None.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our accountants regarding accounting and financial disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We did not have any operations which implicated market risk as of the end of the latest fiscal year.  We expect that our planned operations will engender market risk, particularly with respect to foreign currency exchange rate risk.  We intend to implement an analysis and assessment program which will on a regular basis determine exposures of Loto to such risks.  We expect to report the results of all such quantitative and qualitative risk assessments prior to entering into any material agreements, and on a regular monthly and annual basis to our audit committee so that responsive risk management measures can be discussed and actions taken to the extent reasonably feasible.  Inflationary factors in the future, such as increases in overhead costs, may adversely affect our operating results.  A high rate of inflation in the future may have an adverse effect on our ability to manage selling, general and administrative expenses as a percentage of net revenues if our revenues do not increase with these increased costs.

MANAGEMENT AND CERTAIN SECURITY HOLDERS

Directors and Executive Officers

The following table presents information with respect to our officers, directors and significant employees as of June 9, 2009.

NAME	AGE	POSITION

Stephen Knight	51	President, Chief Executive Officer and Chief Financial Officer

Gino Porco	42	Director

Marsha Collins	43	Director, Treasurer & Secretary

Stephen Knight.  Mr. Knight has served as Loto’s President and Chief Executive Officer since May 13, 2009.  From October 2008 to May 12, 2009, Mr. Knight was President and CEO of Mobilotto Systems, Inc.  From December 2007 through September 2008, Mr. Knight was engaged in marketing consulting for major brands in the United States and Canada.  From November 1998 through December 2007, Mr. Knight served as Senior Vice President of Credit & Loyalty Management as well as an officer for Hudson’s Bay Company.  Mr. Knight was appointed Chief Financial Officer of Loto on June 3, 2009.

Gino Porco.  Mr. Porco is a Co-Founder of Loto Inc. and he has served as a Director of Loto since May 13, 2009. Mr. Porco has overseen the development of our technology initiatives from planning stage through development and performance testing. Mr. Porco has supervised multiple development teams working on both network development and infrastructure and device applications and technologies, driving our various core offerings.  Since 2002, Mr. Porco has been President of Envenia Networks, which designs and implements best-of-breed, carrier-class voice networking solutions.  Mr. Porco has consulted on various telecommunication projects, lending expertise to the development of Sky Voice, Digital World, Power Telephone, Carrier and Compu-call communication, as well as various Internet projects since its rise to prominence in the late 1990’s.

Marsha Collins.  Ms. Collins has served as Loto’s Director since April 22, 2009.  Ms. Collins was appointed Treasurer on April 28 and Corporate Secretary on June 3, 2009.  Since January 2000, Marsha Collins has served as an officer and director of VC Strategic Investments Inc., a private investment company.

Term of Office

All of our directors are appointed for a one-year term to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders.  Our executive officers are appointed by our Board of Directors and hold office until removed by the Board.

At the present time, two of our stockholders, Mhalka Capital Investments Ltd. and A Few Brilliant Minds Inc. have agreed as co-founders of the company that the Board shall be composed of an equal number of persons nominated by each founder.  Each founder: (i) shall accept such nominations as exclusive and binding as and when made; and (ii) shall vote only for such persons nominated by the founders, respectively, so that the Board at all times consists of an equal number of representatives of each founder.  If for any reason at any time the Board is not composed of an equal number of persons nominated by each founder, no actions may be taken by the other founder’s representatives other than duly appointing or duly electing a nominee of the other founder then having the right to equalize representation on the Board with such founder’s nominees.

Significant Employees

At the present time, we have no key employees other than our officers and directors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Founders, Promoters and Control Persons

The founders of our Company are construed to be Promoters and Control Persons of our Company since inception:

NAME	POSITION

A Few Brilliant Minds Inc.(1)	Founder of Loto, Stockholder, Founder, Promoter and Control Person

Mhalka Capital Investments Ltd. (2)	Founder of Loto, Stockholder, Founder, Promoter and Control Person

(1) Gino Porco, Director and co-founder of our Company, has sole voting and dispositive control over the Loto shares owned by A Few Brilliant Minds Inc.

(2) The voting and dispositive control over the shares of Loto owned by Mhalka Capital Investments Ltd. is exercised by Perpetum Finance Inc.  The directors of Perpetum Finance Inc. are Peter Luis O. Gross, Kim Fessler, Roelant L.M. Siemer and Sylvia Fahm.  Mr. Peter Gross has sole signatory authority and sole voting and dispositive control over the Loto shares owned by Mhalka Capital Investments Ltd., and the other three directors have authority when signing together to exercise voting and dispositive control over the Loto shares owned by Mhalka Capital Investments Ltd.  Marsha Collins, a Director of the Company, is a contingent beneficiary of a trust which is the sole owner of Mhalka Capital Investments Ltd.  Ms. Collins does not have any voting control or power of disposition over any of the shares owned by Mhalka Capital Investments Ltd. or the trust.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present director (or person nominated to become director), executive officer, founder, promoter or control person: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

During the fiscal year ended May 31, 2009, neither Loto nor its subsidiary Mobilotto paid any cash compensation to our Chief Executive Officer, Stephen Knight, or any of our other executive officers. Loto is currently negotiating compensation arrangements with its executive officers and expects to enter into agreements with them in the foreseeable future.

The Company had no executive officers whose total annual salary and bonus exceeded $100,000.  Loto was incorporated on April 22, 2009 and Mobilotto was incorporated on September 16, 2008.

Director Compensation

Since inception of Loto on April 22, 2009 and Mobilotto on September 16, 2008, no compensation has been paid to the directors.

Employment Agreements

The Company currently has no employment agreements with its executive officers or other employees.

Outstanding Equity Awards at Fiscal Year-End

Neither Loto nor Mobilotto has paid any stock, options or other equity awards to any officer, director, employee or other person to date.  Loto may adopt an option plan in the future.  No stock, options or other equity awards are anticipated to be issued by Mobilotto.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of June 9, 2009 by (i) those persons or groups known to us to beneficially own more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. Except as indicated below, each of the stockholders listed below possesses sole voting and investment power with respect to their shares.  The percentage of ownership set forth below reflects each holder’s ownership interest in the 55,000,000 shares of Loto’s common stock issued and outstanding as of June 9, 2009.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock
A Few Brilliant Minds Inc. (1)	20,000,000	36.36%
Mhalka Capital Investments Ltd. (2)	20,000,000	36.36%
Stephen Knight	0	0%
Gino Porco through A Few Brilliant Minds Inc. (1)	20,000,000	36.36%
Marsha Collins (3)	0	0%

All officers and directors as a group (3 persons) (1, 2, 3)	20,000,000	36.36%

For each individual or entity listed above, the mailing address is: c/o Loto Inc., Suite 460, 20 Toronto Street, Toronto, Ontario, Canada M5C 2B8.

(1) Gino Porco, Director and co-founder, has sole voting and dispositive control over the Loto shares owned by A Few Brilliant Minds Inc., which is located at c/o Loto Inc., Suite 460, 20 Toronto Street, Toronto, Ontario, Canada M5C 2B8.

(2) The voting and dispositive control over the shares of Loto owned by Mhalka Capital Investments Ltd. is exercised by Perpetum Finance Inc., which is located at c/o Alyco Advisory AG, Stockerstrasse 44, P.O. Box 1078, 8039 Zurich, Switzerland.  The directors of Perpetum Finance Inc. are Peter Luis O Gross, Kim Fessler, Roelant L M Siemer and Sylvia Fahm. Peter Gross has sole signatory authority and sole voting and dispositive control over the Loto shares owned by Mhalka Capital Investments Ltd., and the other three directors have authority when signing together to exercise voting and dispositive control over the Loto shares owned by Mhalka Capital Investments Ltd.

(3) Marsha Collins, Director, is a contingent beneficiary of a trust which is the sole owner of Mhalka Capital Investments Ltd.  Ms. Collins does not have any voting control or power of disposition over any of the shares owned by Mhalka Capital Investments Ltd. or the trust.

Changes in Control

At the present time, there are no arrangements known to Loto, including any pledge by any person of securities of Loto, the operation of which may at a subsequent date result in a change in control of Loto.

Stock Option Plan Information

To date, Loto has not adopted a Stock Option Plan.  Loto may adopt an option plan in the future.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

In connection with the founding of Loto and the acquisition of Mobilotto, on May 13, 2009, Loto issued 20,000,000 shares of restricted common stock to A Few Brilliant Minds Inc. in exchange for all of the issued and outstanding shares of Mobilotto Systems, Inc. to Loto.  The sole owner of A Few Brilliant Minds Inc., Mr. Gino Porco, is a director of Loto.  On the same date, Loto issued 20,000,000 shares of restricted common stock to Mhalka Capital Investments Ltd. in consideration for the payment of $20,000.00 to Loto.  Ms. Marsha Collins serves as a director of Loto as nominated by Mhalka Capital Investments Ltd.  Mr. Porco and Ms. Collins, as the sole directors of Loto and as representatives of the sole shareholders of Loto as of the date of the foregoing transactions, ratified and approved the transactions pursuant to the terms and conditions of the Founders’ Agreement by and among A Few Brilliant Minds Inc., Mhalka Capital Investments Ltd. and Loto.  Since the beginning of the last fiscal year, neither Loto nor Mobilotto entered into any other transactions, nor are there any currently proposed transactions, in which Loto or Mobilotto was, or is, to be a participant and in which any related person had or will have a direct or indirect material interest.

A Few Brilliant Minds Inc. and Mhalka Capital Investments Ltd., the co-founders of Loto, each beneficially owns approximately 36.4% of our outstanding common stock, which gives them a controlling interest in Loto.  As founders of the Company, A Few Brilliant Minds Inc. and Mhalka Capital Investments Ltd., are both deemed to be promoters and control persons of Loto.  Neither Mr. Porco nor Ms. Collins receives any compensation, as the respective designated directors serving on the Board of Directors of Loto Inc. pursuant to the nomination of each of the co-founders.  Ms. Collins does not currently receive any compensation in her capacity as an officer of the Company.

During the past five years, none of the following occurred with respect to any founder, promoter or control person: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

BOARD COMMITTEES; DIRECTOR INDEPENDENCE

Currently, all actions that would otherwise be performed by standing committees of the Board of Directors are performed by the entire Board, including the recent hiring of an executive officer and his compensation, the hiring of our independent public accountants and the oversight of the independent auditor relationship, the review of our significant accounting policies and our internal controls.

The Board of Directors has analyzed the independence of each director and has determined that neither of Loto’s two directors, Gino Porco and Marsha Collins, are independent under the rules of the NASDAQ Stock Market LLC.  The Board of Directors has determined that each of Loto’s directors has relationships that would cause him and her not to be independent under the specific criteria of Section 4200(a)(15) of the NASDAQ Manual.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Michael J. Morrison Esq., Nevada special counsel to Loto.  Mr. Morrison’s mailing address is 1495 Ridgeview Drive, Suite 220 Reno, Nevada 89509.

EXPERTS

Our financial statements as of May 31, 2009 and for the period April 22, 2009 (date of inception) through May 31, 2009, have been included herein in reliance upon the report of Paritz & Company, P.A. Certified Public Accountants, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

We have a provision in our by-laws providing for indemnification of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on this Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding us and the shares offered hereby, please refer to the registration statement. You may inspect a copy of the registration statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the Commission.

In addition to this registration statement, we are also required to file periodic reports and other information with the Securities and Exchange Commission, including quarterly reports and annual reports which include our audited financial statements.  You may read and copy any reports, statements or other information we file at the Commission’s public reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00am to 3:00pm. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the Commission Internet site at http\\www.sec.gov. These filings may be inspected and copied (at prescribed rates) at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also request a copy of our filings at no cost, by writing of telephoning us at:

Loto Inc.
Suite 460, 20 Toronto Street
Toronto, Ontario, Canada M5C 2B8
Telephone: 416-500-7799
Attention: Mr. Stephen Knight
Chief Executive Officer, President and Chief Financial Officer

Paritz & Company, P.A	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201) 342-7753 Fax: (201) 342-7598 E-Mail: PARITZ@paritz.com

Certified Public Accountants

Board of Directors
Loto Inc.
(A Development Stage Company)
Mississauga, Ontario, Canada

We have audited the accompanying consolidated balance sheet of Loto Inc. (A Development Stage Company) (the “Company”) as of May 31, 2009 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from inception (September 16, 2008) to May 31, 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenues since inception, has an accumulated loss of $10,979 as of May 31, 2009 and is unlikely to generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon, among other things, the continued financial support from its shareholders, the ability of the Company to obtain necessary equity or debt financing and the attainment of profitable operations.  These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. There is no assurance that the Company will be able to generate revenues in the future. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loto Inc.  (A Development Stage Company) as of May 31, 2009, and the results of its operations and its cash flows for the period from inception (September 16, 2008) to May 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Paritz & Company, P.A.

Hackensack, New Jersey
June 9, 2009

LOTO INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

MAY 31, 2009

ASSETS

CURRENT ASSETS:
Cash	$169,203

TOTAL CURRENT ASSETS AND TOTAL ASSETS	$169,203

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accrued expenses	$10,000
Deposit for subscription to common stock	150,000
Due to stockholder	91

TOTAL CURRENT LIABILITIES AND TOTAL LIABILITIES	160,091

STOCKHOLDERS’ EQUITY:
Common stock, par value $.0001,
100,000,000 shares authorized
40,000,000 shares issued and outstanding	4,000
Additional paid-in capital	16,091
Deficit accumulated during development stage	(10,979)

TOTAL STOCKHOLDERS’ EQUITY	9,112

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$169,203

Proforma stockholders’ equity assuming the sale of common stock referred to in Note 4 had occurred by May 31, 2009	$159,112

See notes to consolidated financial statements

LOTO INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

FROM INCEPTION (SEPTEMBER 16, 2008) TO MAY 31, 2009

REVENUES	$-

COSTS AND EXPENSES:
General and administrative expenses	10,979

NET LOSS	$(10,979)

Basic and diluted loss per common share	$-

Basic and diluted average common shares outstanding	40,000,000

Proforma loss per common share assuming sale of common stock referred to in Note 4 had occurred by May 31, 2009	$-

See notes to consolidated financial statements

LOTO INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FROM INCEPTION (SEPTEMBER 16, 2008) TO MAY 31, 2009

	Shares	Amount	Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total

BALANCE – SEPTEMBER 16, 2008	-	$-	$-	$-	$-

Capital contribution in connection with formation of Mobilotto, Inc.	-	-	91	-	91

Net loss	-	-		(10,979)	(10,979)

Sale of 20,000,000 shares at $.001 per share	20,000,000	2,000	18,000	-	20,000

Shares issued in connection with Acquisition of Mobilotto, Inc.	20,000,000	2,000	(2,000)	-	-

BALANCE – MAY 31, 2009	40,000,000	$4,000	$16,091	$(10,979)	$9,112

See notes to consolidated financial statements

LOTO INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

FROM INCEPTION (SEPTEMBER 16, 2008) TO MAY 31, 2009

OPERATING ACTIVITIES:
Net loss	$(10,979)
Change in operating assets and liabilities:
Accrued expenses	10,000

NET CASH USED IN OPERATING ACTIVITIES	(979)

INVESTING ACTIVITIES:
Sale of common stock	20,091
Deposit for stock subscription	150,000
Loan from stockholder	91

NET CASH PROVIDED BY INVESTING ACTIVITIES	170,182

INCREASE IN CASH AND CASH – END OF PERIOD	$169,203

See notes to consolidated financial statements

LOTO INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2009

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Organization and Business Description

Loto Inc. (“Loto” or the “Company”), together with our wholly owned subsidiary Mobilotto Systems, Inc. (“Mobilotto”), are development stage companies.  We have developed a patent-pending software application that permits the secure purchase of lottery tickets on commercially available “smart” phones and similar mobile telecommunications devices.  A smart phone is a mobile phone offering advanced capabilities, often with personal computer-like functionality, such as e-mail, Internet access and other applications.  Our proprietary technology for facilitating the purchase of lottery tickets addresses all elements of lottery play, including secure player registration and authorization, number selection, settlement, winning number notification and other direct-to-customer marketing opportunities.  We intend to operate or license our software application with governments and other lottery operators as our primary source of revenue.  We do not intend to become a lottery operator.  During the foreseeable future, we expect to pursue our business only outside of the United States since current laws in the United States prohibit sales of lottery tickets utilizing mobile telecommunications devices.  Our mobile lottery software application has not yet been utilized by any lottery operators and we have not yet generated any revenues from our technology.

Basis of Consolidation and Development Stage Activities

These consolidated financial statements include the accounts of Loto Inc. which was incorporated on April 22, 2009 in the state of Nevada and its wholly-owned subsidiary, Mobilotto Systems, Inc which was incorporated in Ontario, Canada on September 16, 2008.   On May 13, 2009 the stockholders of Mobilotto contributed all of the outstanding equity interests in Mobilotto to the Company in exchange for 20,000,000 shares of the Company’s common stock.  This transaction has been accounted for as a transaction between entities under common control in accordance with Financial Accounting Standard Board Statement 141 (“SFAS 141”). Accordingly, the net assets were recognized in the consolidated financial statements at their carrying amounts in the accounts of Mobilotto at the transfer date and the results of operations of Mobilotto are included as though the transaction had occurred at the beginning of the period,

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars.  All intercompany balances and transactions have been eliminated.

Since inception the Company has been engaged in organizational activities, has been developing its business model and has not earned any revenue from operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise”, as set forth in Financial Accounting Standards Board Statement No. 7 (SFAS 7").   Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity or remaining maturity at the date of purchase of three months or less to be cash equivalents.

Property and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight line basis over the expected useful life as follows:

Computer equipment and software	3 years
Office furniture and equipment	5 years
Leasehold improvements	term of the lease

Repairs and maintenance expenditures are charged to operating expense as incurred.  Replacements and major renewals are capitalized.

Accounting for the Impairment or Disposal of Long-Lived Assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of the asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset, or group of assets, is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and the fair value.  Fair values are determined based on quoted market values, discounted cash flows, or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable when we have persuasive evidence of an arrangement, prices are fixed or determinable, services or products are provided to the customer, and collectability is probable and reasonably assured depending upon the applicable revenue recognition guidance followed.  The following are specific revenue recognition policies.

Loto expects to have contracts between the mobile network operators and/or the lottery operators, depending upon the jurisdiction of business.  Revenue from lottery services is determined as a percentage of the amount of retail sales of lottery tickets pursuant to the terms of the contract.  This revenue will be recognized when the lottery purchase transaction is completed and confirmed to the mobile device.

Revenue from the sale of a lottery system, which includes the customization of software, is recognized on the percentage of completion method of accounting, based on the ratio of costs incurred to estimated costs to complete.

Revenue from the licensing of customized lottery software is recognized over the term of license on the basis as identified in the contracts.

Revenue derived from software maintenance on lottery software is recognized ratably over the maintenance period.

Revenue derived from enhancements to lottery software is recognized at the time such enhancements are accepted by the customer.

Development Costs

It is the Company’s policy to expense all software and application development costs as the Company’s future revenues and business operations are uncertain as to quantum, timing, and realization.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 Foreign Currency Translation, using the exchange rate prevailing at the balance sheet date. Revenue and expenses accounts are translated at average exchange rates during the period.  Historical cost balances are re-measured using historical exchange rates. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income.  Foreign currency transactions are primarily undertaken in Canadian dollars.  The Company has not to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Income Taxes

Income tax expense is based on pre-tax financial accounting income.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Basic and Diluted Net (Loss) Per Common Share (“EPS”)

Basic net (loss) per share is computed by dividing the net (loss) attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period.  Diluted net income per common share includes the potential dilution that could occur upon exercise of warrants or conversion of debt to acquire common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net income per common share.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and accrued expenses.  The fair value of these financial instruments approximates their carrying values due to their short maturities.

Recent Accounting Pronouncements

Business Combinations (SFAS 141R) requires most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination to be recorded at “full fair value”.  Under SFAS 141R, all business combinations will be accounted for under the acquisition method.  Significant changes, among others, from current guidance resulting from SFAS 141R include the requirement that contingent assets and liabilities and contingent consideration shall be recorded at the estimated fair value as at the acquisition date, with any subsequent changes to fair value charged or credited to earnings.  Further, acquisition related costs will be expensed rather than treated as part of the acquisition.  SFAS is effective for periods beginning on or after December 15, 2008.

Non-Controlling Interests in Consolidated Financial Statements (FAS 160)  requires the ownership interests in subsidiaries held by other parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position.  FAS 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008.

The Hierarchy of Generally Accepted Accounting Principles (SFAS 162) identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-government entities that are presently in conformity with U.S. GAAP.

We do not expect the adoption of any recent accounting pronouncements to have a material effect on the financial statements of the Company.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenues since inception, has an accumulated loss of $10,979 as of May 31, 2009 and is unlikely to generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon, among other things, the continued financial support from its shareholders, the ability of the Company to obtain necessary equity or debt financing and the attainment of profitable operations.  These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. There is no assurance that the Company will be able to generate revenues in the future. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern.

NOTE 4 – DEPOSIT FOR SUBSCRIPTION TO COMMON STOCK

Loto has received subscriptions for private placements pending for the sale of an aggregate of 15,000,000 shares of restricted common stock to six accredited investors at a purchase price of U.S. $0.01 per share for an aggregate purchase price of U.S. $150,000.  The private placement is anticipated to close by mid-June.

NOTE 5 - LITIGATION

The Company is not aware of any legal actions against it.  From time to time in the future, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

NOTE 6 – SUBSEQUENT EVENT

On June 4, 2009, Loto amended its certificate of incorporation to change its par value from $.001 per share to $.0001 per share.  Retroactive effect has been given to the above in the accompanying statement of stockholders’ equity.

[OUTSIDE BACK COVER OF PROSPECTUS]

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement. All amounts are estimates except the Commission registration fee. The following estimated expenses will be borne solely by us.

Commission registration fee	$767.25
Legal fees and expenses	$35,000.00
Accounting fees and expenses	$12,000.00
Miscellaneous expenses	$5,000.00
Total	$52,767.25

We have agreed to bear expenses related to the registration of the shares of common stock covered by this registration statement.

Item 14.     Indemnification of Directors and Officers

Our Articles of Incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Loto pursuant to the foregoing provisions, or otherwise, Loto has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.     Recent Sales of Unregistered Securities

On May 13, 2009 the two co-founders of Loto entered into a Founders’ Agreement with each other and the company.  Mhalka Capital Investments Ltd. was issued 20,000,000 shares of Loto restricted common stock in exchange for contributing $20,000.00 to Loto.  On the same date, A Few Brilliant Minds Inc. was issued 20,000,000 shares of Loto restricted common stock in exchange for all of the equity interests of Mobilotto Systems, Inc. which is now a wholly owned subsidiary of Loto.  Each of the co-founders beneficially owns approximately 36.4% of our outstanding common stock.  The sole owner of A Few Brilliant Minds Inc. is Mr. Gino Porco, a director of Loto.  Ms. Marsha Collins serves as a director of Loto as nominated by Mhalka Capital Investments Ltd.  Loto issued the shares of restricted common stock in the co-founder transactions in reliance on the exemption from securities registration under Section 4(2) of the U.S. Securities Act of 1933, as amended, and Regulation S promulgated thereunder.

On June 9, 2009, we sold an aggregate of 15,000,000 shares of our restricted common stock in a Series A private placement with six accredited investors at a purchase price of $0.01 per share for an aggregate purchase price of $150,000.  These issuances were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.  With respect to five of the six investors, we also relied upon the exemption from registration provided by Regulation S.

Item 16.     Exhibits and Financial Statement Schedules.

EXHIBITS

The following exhibits are included as part of this registration statement.

Exhibit No.	Description of Exhibits

Exhibit 3.1
Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 3.2	Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 3.3
Amendment to the Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 5.1
Opinion of Michael Morrison, Nevada counsel to the Company. Opinion based upon Nevada state law. Incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 10.1
Founders’ Agreement, by and between the Company, A Few Brilliant Minds Inc. and Mhalka Capital Investments Ltd., dated as of May 13, 2009; incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 10.2
Form of Subscription Agreement, by and between the Company and the Series A Financing Subscribers (Regulation S Subscribers), incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 10.3
Form of Subscription Agreement, by and between the Company and the Series A Financing Subscribers (Section 4(2) Subscribers), incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 10.4
Form of Registration Rights Agreement, by and between the Company and the Series A Financing Subscribers, incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 14.1	Loto Inc. Code of Ethics, incorporated by reference to Exhibit 14.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 21	List of Subsidiaries.

Exhibit 23.1	Consent of Paritz & Co. with respect to inclusion of audit report in Loto Inc. Form S-1, filed with the Securities and Exchange Commission on June 10, 2009 .

Exhibit 23.2	Consent of Michael Morrison, Nevada counsel to the Company (included in Exhibit 5.1).

Exhibit 23.3	Consent of Paritz & Co. with respect to inclusion of audit report in Loto Inc. Form S-1 Amendment No. 1, filed with the Securities and Exchange Commission on July 21, 2009.

Exhibit 24	Power of Attorney, incorporated by reference to Exhibit 24 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Item 17.     Undertakings

The undersigned Company hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on the 21st day of July, 2009.

LOTO INC.

By:	/s/ Stephen F. Knight
Stephen F. Knight
President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen F. Knight	Chief Executive Officer, President and Chief Financial Officer	July 21, 2009
Stephen F. Knight	(Principal executive officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Marsha Collins*	Director, Corporate Secretary, and Treasurer	July 21, 2009
Marsha Collins

/s/ Gino M. Porco*	Director	July 21, 2009
Gino M. Porco

* Executed by Mr. Stephen F. Knight pursuant to the Power of Attorney executed on June 9, 2009 granting signatory authority to Mr. Stephen F. Knight by each such person as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement. Such powers are hereby filed as Exhibit 24 hereto and incorporated herein by reference thereto.

EXHIBIT INDEX

The following exhibits are included as part of this registration statement.

Exhibit No.	Description of Exhibits

Exhibit 3.1
Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 3.2	Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 3.3
Amendment to the Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 5.1
Opinion of Michael Morrison, Nevada counsel to the Company. Opinion based upon Nevada state law. Incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 10.1
Founders’ Agreement, by and between the Company, A Few Brilliant Minds Inc. and Mhalka Capital Investments Ltd., dated as of May 13, 2009; incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 10.2
Form of Subscription Agreement, by and between the Company and the Series A Financing Subscribers (Regulation S Subscribers), incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 10.3
Form of Subscription Agreement, by and between the Company and the Series A Financing Subscribers (Section 4(2) Subscribers), incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 10.4
Form of Registration Rights Agreement, by and between the Company and the Series A Financing Subscribers, incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 14.1	Loto Inc. Code of Ethics, incorporated by reference to Exhibit 14.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 21	List of Subsidiaries.

Exhibit 23.1	Consent of Paritz & Co. with respect to inclusion of audit report in Loto Inc. Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.

Exhibit 23.2	Consent of Michael Morrison, Nevada counsel to the Company (included in Exhibit 5.1).

Exhibit 23.3	Consent of Paritz & Co. with respect to inclusion of audit report in Loto Inc. Form S-1 Amendment No. 1, filed with the Securities and Exchange Commission on July 21, 2009.

Exhibit 24	Power of Attorney, incorporated by reference to Exhibit 24 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June 10, 2009.